Exhibit 2.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AGREEMENT AND PLAN OF MERGER

among

INFINITY PHARMACEUTICALS, INC.

MEI PHARMA, INC.

and

MEADOW MERGER SUB, INC.

Dated as of February 22, 2023

(continued)

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Certificate of Incorporation

Exhibit C	Form of Bylaws

Exhibit D	Directors and Officers of Meadow

Schedules

Schedule I	[**]

Schedule II	Net Cash

-iv-

DEFINED TERMS INDEX

Defined Term	Section
Accounting Firm	Section 2.5(e)
Agreement	Preamble
Anticipated Closing Date	Section 2.5(a)
Bankruptcy and Equity Exception	Section 3.4(a)
Briefing Book	Section 5.9
Bylaws	Section 1.5
Cash Determination Time	Section 2.5(a)
Certificate	Section 2.1(a)(ii)
Certificate of Incorporation	Section 1.4
Certificate of Merger	Section 1.3
[**]	Section 5.9
[**]	Section 5.9
Closing	Section 1.2
Closing Date	Section 1.2
COVID-19 Measures and Responses	Section 5.1(a)
Current Employee	Section 5.21(a)
DGCL	Recitals
DOL	Section 3.12(b)
Effective Time	Section 1.3
[**]	Section 5.9
ESPP Option	Section 2.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Excluded Share	Section 2.1(a)(i)
Excluded Shares	Section 2.1(a)(i)
FDA Ethics Policy	Section 3.16(h)
[**]	Section 5.9
Indemnified Persons	Section 5.13(a)
IRB	Section 3.16(l)
Iris	Preamble
Iris Acquisition Proposal	Section 5.2(d)
Iris Alternative Acquisition Agreement	Section 5.2(e)
Iris Balance Sheet	Section 3.7
Iris Board	Recitals
Iris Board Recommendation	Recitals
Iris Budget	Section 5.1(a)(v)
Iris Certifications	Section 3.6(a)
Iris Change in Recommendation	Section 5.2(e)
Iris Common Stock	Section 3.3(a)
Iris Delivery Date	Section 2.6(a)
Iris Disclosure Schedule	Article III
Iris Dispute Notice	Section 2.6(b)
Iris Equity Awards	Section 2.3(d)
Iris Final Net Cash	Section 2.6(c)
Iris In-bound License	Section 3.15(d)
Iris In-Licensed IP	Section 3.15(e)
Iris Intervening Event	Section 5.2(d)

-v-

Defined Term	Section
Iris Leased Real Property	Section 3.17(b)
Iris Material Contract	Section 3.11(a)
Iris Net Cash Calculation	Section 2.6(a)
Iris Net Cash Schedule	Section 2.6(a)
Iris Out-bound License	Section 3.15(d)
Iris Permits	Section 3.16(c)
Iris Preferred Stock	Section 3.3(a)
Iris Products	Section 3.16(e)
Iris Real Estate Leases	Section 3.17(b)
Iris Registered IP	Section 3.15(a)
Iris Reports	Section 3.16(g)
Iris Response Date	Section 2.6(b)
Iris Sensitive Data	Section 3.15(h)
Iris SEC Documents	Section 3.6(a)
Iris Stockholder Approval	Section 3.4(b)
Iris Stock Incentive Plans	Section 3.3(d)
Iris Stockholders Meeting	Section 5.5(a)
Iris Superior Proposal	Section 5.2(d)
Iris 2010 Stock Incentive Plan	Section 3.3(d)
Iris 2019 Equity Incentive Plan	Section 3.3(d)
IRS	Section 3.12(b)
Joint Proxy Statement/Prospectus	Section 5.4
Meadow	Preamble
Meadow Alternative Acquisition Agreement	Section 5.3(e)
Meadow Balance Sheet	Section 4.7
Meadow Board	Recitals
Meadow Board Recommendation	Recitals
Meadow Budget	Section 5.1(a)(v)
Meadow Certifications	Section 4.6(a)
Meadow Change in Recommendation	Section 5.3(e)
Meadow Common Stock	Section 4.3(a)
Meadow Delivery Date	Section 2.5(a)
Meadow Disclosure Schedule	Article IV
Meadow Dispute Notice	Section 2.5(b)
Meadow Final Net Cash	Section 2.5(c)
Meadow In-bound License	Section 4.15(d)
Meadow Inducement Plan	Section 4.3(d)
Meadow In-Licensed IP	Section 4.15(e)
Meadow Leased Real Property	Section 4.17(b)
Meadow Net Cash Calculation	Section 2.5(a)
Meadow Net Cash Schedule	Section 2.5(a)
Meadow Out-bound License	Section 4.15(d)
Meadow Permits	Section 4.16(c)
Meadow Product	Section 4.16(e)
Meadow Real Estate Lease	Section 4.17(b)
Meadow Registered IP	Section 4.15(a)
Meadow Reports	Section 4.16(g)
Meadow Response Date	Section 2.5(b)
Meadow SEC Documents	Section 4.6(a)

-vi-

Defined Term	Section
Meadow Sensitive Data	Section 4.15(h)
Meadow Share Issuance	Section 4.4(a)
Meadow Stockholder Approval	Section 4.4(b)
Meadow Stock Plans	Section 4.3(d)
Meadow Stockholders Meeting	Section 5.5(b)(i)
Meadow 2008 Equity Compensation Plan	Section 4.3(d)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
Parties	Preamble
Party	Preamble
Payor	Section 7.8(a)
Pre-Closing Period	Section 5.1(a)
Recall	Section 3.16(f)
Recipient	Section 7.8(a)
Registration Statement	Section 5.4
Reports	Section 3.16(g)
Representatives	Section 5.2(a)
S-8 Registration Statement	Section 2.3(e)
Shares	Recitals
Surviving Company	Section 1.1
Tax Opinion	Section 5.20(d)
Termination Date	Section 7.2(a)
Termination Fee	Section 7.8(a)
Uncertificated Shares	Section 2.1(a)(ii)
Warn Act	Section 3.12(s)
Willful Breach	Section 7.7
Iris 401(k) Plan	Section 5.21(c)

-vii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of February 22, 2023, among Infinity Pharmaceuticals, Inc., a Delaware corporation (“Iris”), MEI Pharma, Inc., a Delaware corporation (“Meadow”), and Meadow Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Meadow (“Merger Sub”). Meadow, Merger Sub and Iris are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

A. The Parties wish to effect a business combination through the merger of Merger Sub with and into Iris, with Iris being the surviving corporation (the “Merger”).

B. In connection with the Merger, each outstanding share of Iris Capital Stock (“Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Shares shall have the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Shares to be cancelled in accordance with Section 2.1(a)(iii)).

C. The board of directors of Iris (the “Iris Board”) has (i) determined that the Contemplated Transactions, including the Merger, are advisable and in the best interests of Iris and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved to recommend the adoption of this Agreement by Iris’s stockholders (the “Iris Board Recommendation”).

D. The board of directors of Meadow (the “Meadow Board”) has (i) determined that the Contemplated Transactions, including the Merger and the Meadow Share Issuance, are advisable and in the best interests of Meadow and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved to recommend the approval of the Meadow Share Issuance by Meadow’s stockholders (the “Meadow Board Recommendation”).

E. The board of directors of Merger Sub, by resolutions duly adopted, has (i) determined that the Contemplated Transactions, including the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved to recommend the adoption of this Agreement by Meadow as its sole stockholder.

F. For U.S. federal income Tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (such treatment, the “Intended Tax Treatment”) and (ii) this Agreement be, and it is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; SURVIVING COMPANY

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Iris and the separate corporate existence of Merger Sub shall thereupon cease. Iris shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of Iris with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in this Agreement and the DGCL.

1.2. Closing. The closing of the Merger (the “Closing”) shall take place (a) via electronic exchange of the required Closing documentation set forth in Section 1.3 and Article VI, as soon as reasonably practicable, and in no event later than three Business Days following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as Iris and Meadow may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

1.3. Effective Time. Upon the Closing, Iris and Meadow will cause the certificate of merger with respect to the Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the Parties in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.4. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Iris shall be amended and restated in its entirety to read as set forth in Exhibit B hereto and as so amended and restated shall be the certificate of incorporation of the Surviving Company (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law, subject to Section 5.13(b).

1.5. The Bylaws. At the Effective Time, the bylaws of Iris shall be amended and restated in their entirety to read as set forth in Exhibit C hereto and as so amended and restated shall be the bylaws of the Surviving Company (the “Bylaws”), until thereafter amended as provided therein, in the Certificate of Incorporation or by applicable Law, subject to Section 5.13(b).

1.6. Directors and Officers of Meadow. The Parties shall take all actions necessary so that the directors and officers of Meadow immediately following the Effective Time, each to hold office in accordance with Meadow’s Organizational Documents, shall be as set forth in Section 5.16 after giving effect to the provisions of Section 5.16(a), or such other Persons as shall be mutually agreed upon by Meadow and Iris in writing prior to the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation, the Bylaws and applicable Law, subject to Section 5.13(b).

1.7. Directors and Officers of the Surviving Company. At the Effective Time, until their successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation, the Bylaws and applicable Law, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Company and (ii) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Company.

ARTICLE II

EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

2.1. Effect on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of Iris, Meadow or Merger Sub:

(i) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury, if any (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be automatically converted into the right to receive a number of shares of Meadow Common Stock equal to the Exchange Ratio (the aggregate shares of Meadow Common Stock issued by applying the Exchange Ratio in accordance with this Section 2.1 and cash in lieu of any fractional shares of Meadow Common Stock payable pursuant to Section 2.2(e), the “Merger Consideration”).

(ii) At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Meadow Common Stock payable pursuant to Section 2.2(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2, in the case of certificated Shares, and upon receipt by the Exchange Agent of an “agent’s message” in customary form in accordance with Section 2.2(h) in the case of Uncertificated Shares.

(iii) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of Iris, Meadow, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Company, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Company immediately following the Effective Time.

(c) Adjustments to Exchange Ratio. If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Iris Capital Stock or Meadow Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class or series of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Iris Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Iris or Meadow to take any action with respect to Iris Capital Stock or Meadow Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.2. Exchange of Certificates.

(a) Exchange Agent and Exchange Fund. Prior to the Effective Time, Meadow shall designate Computershare Trust Company, N.A., its transfer agent, as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for Iris’s stockholders for the purpose of receiving their surrendered Certificates and Uncertificated Shares and shall obtain no rights or interests in the Shares represented thereby. At the Closing, Meadow shall issue and cause to be deposited with the Exchange Agent: evidence of book-entry shares representing non-certificated shares of Meadow Common Stock issuable pursuant to Section 2.1(a) and Section 2.3. The shares of Meadow Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Meadow Common Stock, are referred to collectively as the “Exchange Fund.”

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within five Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares represented by a Certificate (other than holders of Excluded Shares) or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Meadow and Iris may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares (including instructions for sending an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request)) to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal or with respect to Uncertificated Shares receipt of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request) by the Exchange Agent, the holder of such surrendered Certificate or Uncertificated Share shall be entitled to receive in exchange therefor non-certificated shares of Meadow Common Stock in book-entry form and cash in lieu of any fractional share of Meadow Common Stock pursuant to Section 2.2(e) and any dividends or other distributions pursuant to Section 2.2(c), less in each case any required Tax withholdings as provided in Section 2.4. The Certificate or Uncertificated Share so surrendered shall forthwith be cancelled. Until due surrender of the Certificates or Uncertificated Shares, each Certificate and Uncertificated Share that immediately prior to the Effective Time represented shares of Company Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Meadow Common Stock (and any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional share of Meadow Common Stock pursuant to Section 2.2(e)). In the event of a transfer of ownership of Shares that is not registered in the transfer records of Iris, the applicable portion of Merger Consideration to be exchanged upon due surrender of the Certificate or Uncertificated Share pursuant to Section 2.1(a) may be issued and paid to such transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged Shares. All shares of Meadow Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Meadow in respect of the Meadow Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Meadow Common Stock issuable in the Merger. No dividends or other distributions in respect of the Meadow Common Stock issued pursuant to the Merger shall be paid to any holder of any un-surrendered Certificate or Uncertificated Share that was issued and outstanding immediately prior to the Effective Time until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share, there shall be issued and/or paid to the holder of the whole shares of Meadow Common Stock issued in exchange therefor, without interest thereon, (a) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Meadow Common Stock and not paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Meadow Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of Iris of the Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. No certificate or scrip representing fractional shares of Meadow Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Meadow. The Exchange Agent, acting as agent for the holders of Shares otherwise entitled to receive fractional shares of Meadow Common Stock, will aggregate all fractional shares of Meadow Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Meadow Common Stock shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any reasonable brokerage commissions or other fees, transfer Taxes or other out-of-pocket transaction costs, as well as any expenses of the Exchange Agent incurred from the sale of such fractional shares of Meadow Common Stock in accordance with such holder’s fractional interest in the aggregate number of shares of Meadow Common Stock sold. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Meadow Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Meadow that would otherwise be caused by the issuance of fractional shares of Meadow Common Stock.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Shares that were issued and outstanding immediately prior to the Effective Time for 180 days after the Effective Time shall be delivered, at Meadow’s option, to Meadow. Any former holder of Shares (other than Excluded Shares) who has not theretofore complied with Section 2.2(b) shall thereafter look only to Meadow for delivery of any shares of Meadow Common Stock, payment of cash in lieu of fractional shares and any dividends and other distributions in respect of the Meadow Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.4) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Meadow, Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of Meadow, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Shares (other than Excluded Shares) that were issued and outstanding immediately prior to the Effective Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent’s customary practices, the entry by such Person into an indemnification agreement in customary form providing an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash in lieu of fractional shares, shares of Meadow Common Stock and any dividends and other distributions in respect of the Meadow Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.4) had such lost, stolen or destroyed Certificate been surrendered.

(h) Uncertificated Shares. Any holder of Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Meadow Common Stock payable pursuant to Section 2.2(e) that such holder is entitled to receive pursuant to this Article II in respect of such Uncertificated Shares. In lieu thereof, each registered holder of one or more Uncertificated Shares whose Shares were converted into the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Meadow Common Stock payable pursuant to Section 2.2(e), shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Meadow and the Surviving Company shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Meadow Common Stock payable pursuant to Section 2.2(e) for each such Uncertificated Share, and such Uncertificated Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to a holder of Uncertificated Shares.

2.3. Treatment of Equity Awards and Warrants.

(a) At the Effective Time, each (i) Iris Stock Incentive Plan and (ii) outstanding Iris Options, whether vested or unvested, will be assumed by Meadow. Each such Iris Option so assumed by Meadow under this Agreement shall continue to have, and be subject to, the same terms and conditions applicable to such Iris Options immediately prior to the Effective Time (after giving effect to the full acceleration of vesting of such options applicable to the Iris Options in connection with the Closing), except that (A) such option will be exercisable for that number of shares of Meadow Common Stock equal to the number of shares of Iris Common Stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the next nearest share of Meadow Common Stock, and (B) the exercise price per share shall be the exercise price per share in effect for that option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the next nearest cent. At or prior to the Effective Time, Meadow shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Meadow Common Stock for delivery of options assigned to and assumed by it in accordance with this Section 2.3(b).

(b) Any RSUs (vested or unvested) shall be distributed before the Effective Time in accordance with their terms and any Shares resulting therefrom shall be treated in accordance with the terms of this Agreement. No Iris RSUs shall be outstanding from and after the Effective Time.

(c) (i) Iris and the Iris Board shall take such actions as may be necessary, including providing advance written notice to each holder of options thereunder (“ESPP Options”), prior to the Effective Time such that: (i) the Purchase Periods and Offering Periods (each, as defined in the Iris ESPP) then in effect under the Iris ESPP shall be terminated by the Iris Board in accordance with the terms of the Iris ESPP and (ii) all outstanding ESPP Options shall be exercised to the extent of accumulated payroll deductions as of a date specified by the Iris Board in such notice, which date shall not be less than ten (10) days preceding the Effective Time. No ESPP Options shall be outstanding from and after the Effective Time.

(d) Further Action. Prior to the Effective Time, Iris and the Iris Board shall adopt any resolutions which are reasonably necessary to effectuate the treatment of the Iris Options and Iris RSUs (collectively, the “Iris Equity Awards”), and the Iris ESPP and the ESPP Options thereunder, set forth in clauses (a) through (c) of this Section 2.3 prior to the Effective Time. At or prior to the Effective Time, Iris shall terminate the Iris ESPP.

(e) As soon as practicable following the Closing Date, Meadow will file an appropriate registration statement on Form S-8 or other appropriate form with respect to the offering of the shares of Meadow Common Stock issuable upon vesting of the assumed Iris Options (the “S-8 Registration Statement”) and will use reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Iris Options remain outstanding.

2.4. Withholding Rights. Each of Meadow, the Merger Sub, Iris, Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to Persons pursuant to this Agreement any amounts it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted by Meadow, the Merger Sub, Iris, the Surviving Company or the Exchange Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

2.5. Calculation of Meadow Net Cash.

(a) Not more than seven Business Days nor less than four Business Days prior to the anticipated date for Closing (as mutually agreed in good faith by Meadow and Iris) (the “Anticipated Closing Date”), Meadow will deliver to Iris a schedule (the “Meadow Net Cash Schedule”) setting forth, in reasonable detail, Meadow’s good faith estimated calculation of its Net Cash (the “Meadow Net Cash Calculation” and the date of delivery of such schedule, the “Meadow Delivery Date”) as of 8:00 p.m. Eastern Time on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”), prepared in accordance with GAAP and certified by Meadow’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer of Meadow). Meadow shall make available to Iris, its accountants and/or counsel, the work papers and back-up materials used or useful in preparing the Meadow Net Cash Schedule, as reasonably requested by Iris (subject, in each case, to the execution of customary non-reliance, confidentiality or similar agreements).

(b) Within three Business Days following the Meadow Delivery Date (the last day of such period, the “Meadow Response Date”), Iris will have the right to dispute all or any part or parts of the Meadow Net Cash Calculation by delivering a written notice to that effect (a “Meadow Dispute Notice”) to Meadow. Any Meadow Dispute Notice shall identify in reasonable detail (to the extent then known) the nature and amounts of any proposed revisions to the Meadow Net Cash Calculation.

(c) If (i) Iris notifies Meadow in writing on or prior to the Meadow Response Date that it has no objections to the Meadow Net Cash Calculation or (ii) Iris has failed to deliver a Meadow Dispute Notice as provided in Section 2.5(b) prior to 8:00 p.m. Eastern Time on the Meadow Response Date, then the Meadow Net Cash Calculation as set forth in the Meadow Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Meadow’s Net Cash at the Cash Determination Time (the “Meadow Final Net Cash”) for purposes of this Agreement.

(d) If Iris delivers a Meadow Dispute Notice prior to 8:00 p.m. Eastern Time on the Meadow Response Date, then Representatives of Meadow and Iris shall promptly, and in no event later than one calendar day after the Meadow Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Meadow’s Net Cash, which agreed-upon amount of Net Cash shall be deemed to have been finally determined for purposes of this Agreement and to represent the Meadow Final Net Cash for purposes of this Agreement.

(e) If Representatives of Meadow and Iris are unable to negotiate an agreed-upon determination of Meadow Final Net Cash pursuant to Section 2.5(d) within two calendar days after delivery of the Meadow Dispute Notice (or such other period as Meadow and Iris may mutually agree upon in writing), then any remaining disagreements as to the calculation of Meadow’s Net Cash shall be referred to KPMG or another independent auditor of recognized national standing mutually agreed upon by Meadow and Iris (the “Accounting Firm”). Meadow shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Meadow Net Cash Schedule, and Iris shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Meadow Dispute Notice except, in each case, to the extent doing so could result in the loss of attorney client privilege or similar immunity or protection. Meadow and Iris shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five calendar days of accepting its selection. Iris and Meadow shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Iris and Meadow. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Meadow’s Net Cash made by the Accounting Firm shall be made in writing delivered to each of Iris and Meadow, shall be final and binding on Iris and Meadow and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Meadow Final Net Cash for purposes of this Agreement, absent fraud or manifest error. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.5(e). The fees and expenses of the Accounting Firm shall be allocated (and shall, to the extent allocable to Meadow, serve as a deduction from Meadow Final Net Cash) between Meadow and Iris in the same proportion that the disputed amount of Meadow’s Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by Meadow and any other fees, costs or expenses incurred by Meadow following the Meadow Delivery Date in connection with the procedures set forth in this Section 2.5(e) shall be deducted from the final determination of the amount of Net Cash. If this Section 2.5(e) applies as to the determination of the Meadow Final Net Cash, upon resolution of the matter in accordance with this Section 2.5(e), the Parties shall not be required to determine the Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may require a re-determination of Meadow Final Net Cash if the Closing Date is more than ten calendar days after the Anticipated Closing Date.

2.6. Calculation of Iris Net Cash.

(a) Not more than seven Business Days nor less than four Business Days prior to Anticipated Closing Date, Iris will deliver to Meadow a schedule (the “Iris Net Cash Schedule”) setting forth, in reasonable detail, Iris’s good faith estimated calculation of its Net Cash (the “Iris Net Cash Calculation” and the date of delivery of such schedule, the “Iris Delivery Date”) as of the Cash Determination Time, prepared in accordance with GAAP and certified by Iris’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer of Iris). Iris shall make available to Meadow, its accountants and/or counsel, the work papers and back-up materials used or useful in preparing the Iris Net Cash Schedule, as reasonably requested by Meadow (subject, in each case, to the execution of customary non-reliance, confidentiality or similar agreements).

(b) Within three Business Days following the Iris Delivery Date (the last day of such period, the “Iris Response Date”), Meadow will have the right to dispute all or any part or parts of the Iris Net Cash Calculation by delivering a written notice to that effect (a “Iris Dispute Notice”) to Iris. Any Iris Dispute Notice shall identify in reasonable detail (to the extent then known) the nature and amounts of any proposed revisions to the Iris Net Cash Calculation.

(c) If (i) Meadow notifies Iris in writing on or prior to the Iris Response Date that it has no objections to the Iris Net Cash Calculation or (ii) Meadow has failed to deliver an Iris Dispute Notice as provided in Section 2.6(b) prior to 8:00 p.m. Eastern Time on the Iris Response Date, then the Iris Net Cash Calculation as set forth in the Iris Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Iris’s Net Cash at the Cash Determination Time (the “Iris Final Net Cash”) for purposes of this Agreement.

(d) If Meadow delivers an Iris Dispute Notice prior to 8:00 p.m. Eastern Time on the Iris Response Date, then Representatives of Iris and Meadow shall promptly, and in no event later than one calendar day after the Iris Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Iris’s Net Cash, which agreed-upon amount of Net Cash shall be deemed to have been finally determined for purposes of this Agreement and to represent the Iris Final Net Cash for purposes of this Agreement.

(e) If Representatives of Iris and Meadow are unable to negotiate an agreed-upon determination of Iris Final Net Cash pursuant to Section 2.6(d) within two calendar days after delivery of the Iris Dispute Notice (or such other period as Iris and Meadow may mutually agree upon in writing), then any remaining disagreements as to the calculation of Iris’s Net Cash shall be referred to the Accounting Firm. Iris shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Iris Net Cash Schedule, and Meadow shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Iris Dispute Notice except, in each case, to the extent doing so could result in the loss of attorney client privilege or similar immunity or protection. Iris and Meadow shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five calendar days of accepting its selection. Meadow and Iris shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Meadow and Iris. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Meadow and Iris, shall be final and binding on Meadow and Iris and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Iris Final Net Cash for purposes of this Agreement, absent fraud or manifest error. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.6(e). The fees and expenses of the Accounting Firm shall be allocated (and shall, to the extent allocable to Iris, serve as a deduction from Iris Final Net Cash) between Iris and Meadow in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by Iris and any other fees, costs or expenses incurred by Iris following the Iris Delivery Date in connection with the procedures set forth in this Section 2.6(e) shall be deducted from the final determination of the amount of Net Cash. If this Section 2.6(e) applies as to the determination of the Iris Final Net Cash, upon resolution of the matter in accordance with this Section 2.6(e), the Parties shall not be required to determine the Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may require a re-determination of Iris Final Net Cash if the Closing Date is more than ten calendar days after the Anticipated Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IRIS

Iris represents and warrants to Meadow as set forth in the statements contained in this Article III except as set forth in the Iris SEC Documents filed with, or furnished to, the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure letter delivered by Iris to Meadow at or before the execution and delivery of this Agreement (the “Iris Disclosure Schedule”). The Iris Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Iris Disclosure Schedule shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

3.1. Organizational Documents. Iris has made available to Meadow accurate and complete copies of the Organizational Documents of Iris and each of its Subsidiaries in effect as of the date of this Agreement. Neither Iris nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

3.2. Due Organization; Subsidiaries.

(a) Iris is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not have an Iris Material Adverse Effect.

(b) Iris is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not have an Iris Material Adverse Effect.

(c) Each of Iris’s Subsidiaries is identified in Section 3.2(c) of the Iris Disclosure Schedule; and neither Iris nor any of the entities identified in Section 3.2(c) of the Iris Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity other than the entities identified in Section 3.2(c) of the Iris Disclosure Schedule. Each of Iris’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not have an Iris Material Adverse Effect.

(d) Neither Iris nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Iris nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Iris nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

3.3. Capitalization.

(a) The authorized capital stock of Iris as of the date of this Agreement consists of 200,000,000 shares of common stock, par value $0.001 per share (“Iris Common Stock”), of which 89,411,471 shares have been issued and are outstanding as of the close of business on the Reference Date, and 1,000,000 shares of preferred stock, par value $0.001 per share (“Iris Preferred Stock”), of which no shares are issued and outstanding as of the date of this Agreement. Iris does not hold any shares of its capital stock in its treasury.

(b) As of the date hereof, there are no Iris Warrants outstanding.

(c) All of the outstanding shares of Iris Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Iris Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Iris Common Stock is subject to any right of first refusal in favor of Iris. Except as contemplated herein, there is no Iris Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Iris Common Stock. Iris is not a party to any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Iris Common Stock or other securities.

(d) Except for the Iris 2010 Stock Incentive Plan (the “Iris 2010 Stock Incentive Plan”) and the Iris 2019 Equity Incentive Plan (the “Iris 2019 Equity Incentive Plan,” together with the Iris 2010 Stock Incentive Plan, the “Iris Stock Incentive Plans”) and the award agreements thereunder, the Iris Inducement Grants and the Iris ESPP, Iris does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Iris has authorized 37,090,804 shares of Iris Common Stock for issuance under the Iris Stock Incentive Plans, of which 3,964,372 shares have been issued and are currently outstanding. As of the close of business on the Reference Date, 16,790,384 shares of Iris Common Stock have been reserved for issuance pursuant to equity awards previously granted and currently outstanding under the Iris Stock Incentive Plans and 3,185,172 shares remain available for future issuance pursuant to the Iris Stock Incentive Plans and the Iris ESPP.

(e) Except for the Iris Inducement Grants, the Iris Options, the Iris RSUs and the ESPP Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Iris or any of its Subsidiaries; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Iris or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Iris or any of its Subsidiaries.

(f) All outstanding shares of Iris Common Stock, Iris Options, Iris RSUs, Iris Inducement Grants, ESPP Options and other securities of Iris have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts. No Iris Options have an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such Iris Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.

3.4. Authority; Binding Nature of Agreement.

(a) Iris has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Iris Stockholder Approval, to consummate the Contemplated Transactions. The Iris Board (at a meeting duly called and held or by written consent in lieu of a meeting) has: (i) determined that the Contemplated Transactions, including the Merger, are advisable and in the best interests of Iris and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) subject to Section 5.2, resolved to make the Iris Board Recommendation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. This Agreement has been duly executed and delivered by Iris and, assuming the due authorization, execution and delivery by Meadow, constitutes the valid and binding obligation of Iris, enforceable against Iris in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (such approval, the “Iris Stockholder Approval”), no other corporate proceedings on the part of the Iris stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Contemplated Transactions.

3.5. Non-Contravention; Consents.

(a) Subject to (I) obtaining the Iris Stockholder Approval, (II) the filing of the Certificate of Merger required by the DGCL, (III) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement and the Contemplated Transactions, (IV) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Meadow Common Stock to be issued as the Merger Consideration and (V) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Meadow Common Stock to be issued as the Merger Consideration, neither (x) the execution, delivery or performance of this Agreement by Iris, nor (y) the consummation by Iris of the Contemplated Transactions, will (with or without notice or lapse of time):

(i) result in a violation or breach of any of the provisions of the Organizational Documents of Iris or any of its Subsidiaries;

(ii) result in a violation or breach of, or give any Governmental Entity the right to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Iris or any of its Subsidiaries, or any of the assets owned by Iris or any of its Subsidiaries, is subject;

(iii) result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Iris or its Subsidiaries;

(iv) result in a violation or breach of, or result in a default under, any provision of any Iris Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Iris Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Iris Material Contract; (iii) accelerate the maturity or performance of any Iris Material Contract; or (iv) cancel, terminate or modify any term of any Iris Material Contract; or

(v) result in the imposition or creation of any Lien upon or with respect to any asset owned by Iris or any of its Subsidiaries (except for Permitted Liens);

except in the case of clauses (ii), (iii), (iv) and (v) of this Section 3.5(a) for any such violations, remedies, relief, revocations, withdrawals, suspensions, cancelations, termination, modifications, breaches, defaults, payments, rebates, chargebacks, penalties, changes, accelerations or Liens that would not have an Iris Material Adverse Effect.

(b) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iii) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Meadow Common Stock to be issued as the Merger Consideration and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Iris nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (x) the execution, delivery or performance by Iris of this Agreement, or (y) the consummation by Iris of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Iris to consummate the Contemplated Transactions or that would have an Iris Material Adverse Effect. Assuming the accuracy of the representation set forth in Section 4.24, the Iris Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. To Iris’s Knowledge, no other takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

3.6. SEC Documents; Financial Statements.

(a) Other than such documents that can be obtained on the SEC’s website at www.sec.gov, Iris has made available to Meadow accurate and complete copies of all registration statements, proxy statements, Iris Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Iris with the SEC between January 1, 2020 and the date hereof (the “Iris SEC Documents”). Since the date of the Iris Balance Sheet, all material statements, reports, schedules, forms and other documents required to have been filed by Iris or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Iris SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Iris SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of an Iris SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by Iris to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Iris SEC Documents (collectively, the “Iris Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Laws. As used in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Iris SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Iris and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Iris and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Iris SEC Documents filed between January 1, 2020 and the date hereof there has been no material change in Iris’s accounting methods or principles that would be required to be disclosed in Iris’s financial statements in accordance with GAAP.

(c) As of the date of this Agreement, Iris is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(d) Iris maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Iris Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Iris’s assets that could have a material effect on Iris’s financial statements. Iris has evaluated the effectiveness of Iris’s system of internal control over financial reporting as of December 31, 2021, and, to the extent required by applicable Law, presented in any applicable Iris SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Iris has disclosed, based on its most recent evaluation of internal control over financial reporting, to Iris’s auditors and audit committee (and made available to Meadow a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Iris’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Iris’s internal control over financial reporting. Iris has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Iris’s internal control over financial reporting.

(e) Iris maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Iris in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Iris’s management as appropriate to allow timely decisions regarding required disclosure and to make the Iris Certifications.

3.7. Absence of Changes. Except (a) for reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by Governmental Entity in connection with the COVID-19 pandemic or (b) as contemplated or permitted by or in connection with the execution and delivery of this Agreement, between the date of Iris latest consolidated unaudited balance sheet (the “Iris Balance Sheet”) and the date of this Agreement, Iris has conducted its business in the Ordinary Course of Business in all material respects (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any (i) Iris Material Adverse Effect (disregarding for purposes of this Section 3.7 clause (2) of the definition thereof) or (ii) action, event or occurrence that would have required the consent of Meadow pursuant to Section 5.1(a) (other than paragraphs (ii), (vi) and (xi) of Section 5.1(a) and paragraph (xiv) as it relates to paragraphs (ii), (vi) and (xi) of Section 5.1(a)) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.8. Absence of Undisclosed Liabilities. As of the date of this Agreement and other than as contemplated by this Agreement, neither Iris nor any of its Subsidiaries has any liability, debt or obligation, individually or in the aggregate, of a type required to be recorded or reflected on Iris’s balance sheet or disclosed in the footnotes thereto under GAAP except for liabilities, debts or obligations: (a) disclosed, reflected or reserved against in Iris Balance Sheet or disclosed in the notes thereto included in the Iris SEC Documents; (b) that have been incurred by Iris or any of its Subsidiaries since the date of the Iris Balance Sheet in the Ordinary Course of Business; (c) for performance of obligations of Iris or any of its Subsidiaries under the Iris Material Contracts which have not resulted from a breach of such Iris Material Contracts, breach of warranty, tort, infringement or violation of Law; (d) incurred in connection with the Contemplated Transactions; (e) that would not have an Iris Material Adverse Effect; or (f) described in Section 3.8 of the Iris Disclosure Schedule.

3.9. Title to Assets. Iris and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or material tangible assets and material equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all material tangible assets reflected on the Iris Balance Sheet; and (b) all other material tangible assets reflected in the books and records of Iris or any of its Subsidiaries as being owned by Iris or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Iris or its applicable Subsidiary free and clear of any Liens, other than Permitted Liens.

3.10. Legal Proceedings; Orders.

(a) As of the date of this Agreement, to Iris’s Knowledge, there is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Iris, (B) any of its Subsidiaries, (C) any Iris Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Iris or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Between January 1, 2020 and the date hereof, no Legal Proceeding has been pending against Iris or any of its Subsidiaries that resulted in any liability that is material to Iris and its Subsidiaries, taken as a whole.

(c) There is no material order, writ, injunction, judgment or decree to which Iris or any of its Subsidiaries, or any of the material assets owned or used by Iris or any of its Subsidiaries, is subject. To Iris’s Knowledge, as of the date hereof no officer or employee of Iris or any of its Subsidiaries is subject to any unsatisfied order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Iris or any of its Subsidiaries or to any material assets owned or used by Iris or any of its Subsidiaries.

3.11. Contracts.

(a) Section 3.11(a) of the Iris Disclosure Schedule lists the following Iris Contracts in effect as of the date of this Agreement (other than any Iris Benefit Plan) under which Iris or any of its Subsidiaries has any remaining material rights or obligations (each, a “Iris Material Contract”):

(i) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Contract that is material to the business or operations of Iris and its Subsidiaries, taken as a whole, containing (A) any covenant limiting the freedom of Iris or any of its Subsidiaries to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision or (D) any agreement to purchase minimum quantity of goods or services;

(iii) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity;

(v) each Contract providing for the creation of any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments providing for the creation of material Indebtedness of Iris or any of its Subsidiaries or creating any material Liens with respect to any material assets of Iris or any of its Subsidiaries;

(vi) each Contract requiring payment by or to Iris or any of its Subsidiaries after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Iris or any of its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Iris or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Iris or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Iris or any of its Subsidiaries; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Iris or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Iris or any of its Subsidiaries, in each case, except for Contracts entered into in the Ordinary Course of Business;

(vii) each Iris Real Estate Lease;

(viii) each Contract with any Governmental Entity, other than clinical trial agreements, sponsored research agreements or material transfer agreements entered into in the Ordinary Course of Business;

(ix) each Iris Out-bound License and Iris In-bound License;

(x) each Contract that is material to the business or operations of Iris and its Subsidiaries, taken as a whole, containing any royalty, dividend or similar arrangement based on the revenues or profits of Iris or any of its Subsidiaries;

(xi) each Contract that is not terminable at will with no more than 60 days’ prior notice (with no penalty or payment) by Iris or its Subsidiaries, as applicable, and which involves payment or receipt by Iris or its Subsidiaries after the date of this Agreement under any such Contract of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate;

(xii) each collective bargaining agreement or other similar Contract with any labor organization, union, group or association covering employees of Iris; or

(xiii) each Contract (A) for the employment or engagement of any employee, consultant or independent contractor providing such Person with annual compensation or fees in excess of $250,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Merger, (C) restricting Iris’s ability to terminate the employment or services of any employee, consultant or independent contractor thereof at any time for any lawful reason or for no reason without penalty, or (D) providing for severance or similar termination payments, retention or change in control payments, or for the acceleration of vesting or grant of any incentive equity or similar compensation.

(b) Iris has made available to Meadow accurate and complete copies of all Iris Material Contracts, including all material amendments thereto, in each case in effect on the date hereof but excluding any purchase orders and/or work orders issued under an Iris Material Contract in the Ordinary Course of

Business. There are no Iris Material Contracts that are not in written form. As of the date of this Agreement, none of Iris, any of its Subsidiaries or, to Iris’s Knowledge, any other party to an Iris Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Iris Material Contract in such manner as would permit any other party to cancel or terminate any such Iris Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to Iris and its Subsidiaries, taken as a whole. As to Iris and its Subsidiaries, as of the date of this Agreement, each Iris Material Contract is valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception. Between the date of the Iris Balance Sheet and the date hereof, no counterparty to an Iris Material Contract has notified Iris in writing (or, to the Knowledge of Iris, otherwise) that it intends to terminate or not renew an Iris Material Contract.

3.12. Employee and Labor Matters; Benefits Plans.

(a) Section 3.12(a) of the Iris Disclosure Schedule is a list of all Iris Benefit Plans in effect on the date of this Agreement, including each such Iris Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits.

(b) As applicable with respect to each material Iris Benefit Plan, Iris has made available to Meadow, true and complete copies of (i) each Iris Benefit Plan, including all amendments thereto, and in the case of an unwritten material Iris Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent determination, opinion or advisory letter from the Internal Revenue Service (“IRS”) with respect to each Iris Benefit Plan intended to qualify under Section 401(a) of the Code, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all non-routine correspondence received from or provided to the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity between January 1, 2020 and the date hereof and (viii) all notices and filings concerning IRS or DOL or other Governmental Entity audits or investigations, including with respect to “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, between January 1, 2020 and the date of this Agreement.

(c) Each Iris Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d) The Iris Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, or are covered by advisory or opinion letters with respect to a volume submitter or prototype plan, and, to Iris’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Iris Benefit Plan or the tax exempt status of the related trust.

(e) None of Iris, any of its Subsidiaries or any Iris ERISA Affiliate has maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i)

any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code. The obligations of all Iris Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Iris Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.

(f) As of the date of this Agreement, there are no pending audits or investigations by any Governmental Entity involving any Iris Benefit Plan, and no pending or, to Iris’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Iris Benefit Plans), suits or proceedings involving any Iris Benefit Plan, any fiduciary thereof or service provider thereto. To Iris’s Knowledge, there have been no “prohibited transactions” (as that term shall have the meaning specified in Section 406 of ERISA or Section 4975 of the Code) involving any Iris Benefit Plan, any fiduciary thereof or service provider thereto. Since January 1, 2020, all material contributions and premium payments required to have been timely made under any of the Iris Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Iris nor any of its Subsidiaries has any liability for any such unpaid contributions with respect to any Iris Benefit Plan, all benefits accrued under any unfunded Iris Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been timely filed or distributed.

(g) None of Iris or any of its Subsidiaries, or, to Iris’s Knowledge, any fiduciary, trustee or administrator of any Iris Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Iris Benefit Plan which would subject any such Iris Benefit Plan, Iris or any of its Subsidiaries to a Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Iris Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law or at the participant or beneficiary’s sole expense or, as described in Section 3.12(h) of the Iris Disclosure Schedule, as provided with respect to continuation health coverage as part of severance, and none of Iris or any of its Subsidiaries has any obligation to provide (whether under an Iris Benefit Plan or otherwise) nor has made a written or oral representation promising the same.

(i) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s), except with respect to acceleration of vesting on equity compensation and the Iris 401(k) Plan as described in this Agreement, (i) result in any payment (whether of severance pay or otherwise) becoming due to or forgiveness of indebtedness for any current or former employee, director, officer, independent contractor or other service provider of Iris or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of Iris or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Iris Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Iris Benefit Plan or (v) limit the right to merge, amend or terminate any Iris Benefit Plan (or result in adverse consequences for so doing).

(j) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Iris and its Subsidiaries of any payment or benefit that is characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(k) Each Iris Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder. Iris does not have any liability for nonreporting or underreporting of income subject to Section 409A of the Code.

(l) No Person has any “gross up” agreements with Iris or any of its Subsidiaries or other assurance of reimbursement by Iris or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(m) There are, and since January 1, 2020, there have been, no actual, threatened or pending negotiations, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Proceedings or arbitrations that involve the labor or employment relations of Iris or any of its Subsidiaries. Neither Iris nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Iris’s Knowledge, purporting to represent or seeking to represent any employees of Iris or its Subsidiaries, including through the filing of a petition for representation election.

(n) Iris and each of its Subsidiaries is, and since January 1, 2020 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration and I-9, reasonable accommodation, disability rights or benefits, child labor, working conditions, meal and break periods, privacy, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work and orders, regulations, ordinances and guidelines by any Governmental Entity regarding COVID-19 (including any “stay at home” orders or other similar orders, regulations or guidelines). Except as would not be reasonably likely to result in a liability that is material to Iris and its Subsidiaries, taken as a whole, with respect to employees of Iris or any of its Subsidiaries, each of Iris and its Subsidiaries, since January 1, 2020: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), premiums, commissions, paid time off, on-call payments, bonus, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). As of the date of this Agreement, there are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to Iris’s Knowledge, threatened or reasonably anticipated against Iris or any of its Subsidiaries or Iris Associates (in his or her capacity as such) relating to any current or former employee, applicant for employment, consultant, employment agreement or Iris Benefit Plan (other than routine claims for benefits). All U.S. based employees of Iris and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance in excess of sixty (60) days.

(o) Except as would not be reasonably likely to result in a liability that is material to Iris and its Subsidiaries, taken as a whole, with respect to each individual who currently renders services to Iris or any of its Subsidiaries, Iris and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Iris has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Iris nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. No employees are employed on a work visa or work permit.

(p) There is not and has not been since January 1, 2020, nor, to Iris’s Knowledge, is there or has there been since January 1, 2020 any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Iris’s Knowledge, any union organizing activity, against Iris or any of its Subsidiaries. No event has occurred, and, to Iris’s Knowledge, no condition or circumstance exists, that would reasonably be expected directly or indirectly to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

(q) Neither Iris nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and Iris has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).

(r) No Iris Benefit Plan is or has been maintained outside the jurisdiction of the United States, or covers or covered any employee permanently residing or working outside the United States.

(s) Since January 1, 2020, neither Iris nor its Subsidiaries has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any single site of employment of Iris or its Subsidiaries or one or more operating units within any site of employment of Iris or its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has Iris or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law. No employee of Iris or its Subsidiaries has suffered an employment loss, as defined in the WARN Act, within the 90-day period ending on the Closing Date. Since January 1, 2020, neither Iris nor its Subsidiaries has implemented any material workplace changes such as layoffs, furloughs, permanent office closures, or reductions in compensation, benefits or hours.

(t) No Legal Proceedings are as of the date hereof open and pending (or between January 1, 2020 and the date hereof have been settled or otherwise closed) against Iris or any of its Subsidiaries with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no employee of Iris or any of its Subsidiaries has made, between January 1, 2020 and the date hereof, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to Iris’s Knowledge, between January 1, 2022 and the date hereof, an oral complaint. Between January 1, 2020 and the date hereof, neither Iris nor any of its Subsidiaries has received any requests for, or conducted, an internal investigation of any officer, manager, or supervisor of Iris or any of its Subsidiaries with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing. Neither Iris nor any of its Subsidiaries is a party to any settlement agreement with a current or former officer, manager, employee, or contractor of any of them resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any current or former officer, manager, employee, or contractor of Iris or any of its Subsidiaries. Iris and its Subsidiaries have promptly, thoroughly and impartially investigated all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with applicable Law. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent further discrimination and harassment or retaliation, and neither Iris nor any of its Subsidiaries reasonably expects to incur any material Liability with respect to any such allegation.

3.13. Environmental Matters. Iris and each of its Subsidiaries are in compliance, and, to Iris’s Knowledge, since January 1, 2020 have complied with all applicable Environmental Laws, which compliance includes the possession by Iris and its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Iris and its Subsidiaries, taken as a whole. Neither Iris nor any of its Subsidiaries has received between January 1, 2020 and the date hereof, any written notice or other communication (in writing or otherwise), whether from a Governmental Entity or other Person, that alleges that Iris or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Iris and its Subsidiaries, taken as a whole. To Iris’s Knowledge, no current or (during the time a prior property was leased or controlled by Iris or any of its Subsidiaries) prior property leased or controlled by Iris or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Iris or any of its Subsidiaries pursuant to Environmental Law.

3.14. Taxes.

(a) Iris and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. No written claim has ever been made prior to the date hereof by any Governmental Entity in any jurisdiction where Iris or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Iris or such Subsidiary is subject to taxation by that jurisdiction.

(b) All income Taxes and other material Taxes due and owing by Iris or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Iris and its Subsidiaries did not, as of the date of the Iris Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Iris Balance Sheet.

(c) All Taxes that Iris or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Entity or other Person or properly set aside in accounts for this purpose.

(d) There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Iris or any of its Subsidiaries.

(e) No outstanding deficiencies for income Taxes or any other material Taxes with respect to Iris or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. There are no pending or ongoing, nor, to Iris’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Iris or any of its Subsidiaries. Neither Iris nor any of its Subsidiaries (nor any of their predecessors) has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.

(f) Neither Iris nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Iris nor any of its Subsidiaries is a party to any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes.

(h) Neither Iris nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. Iris has not made any election under Section 965(h) of the Code.

(i) Neither Iris nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Iris) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Iris nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than Iris and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.

(j) Neither Iris nor any of its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (ii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k) Neither Iris nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l) Neither Iris nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m) Neither Iris nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any pandemic response laws (including the CARES Act) that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Iris and its Affiliates (including Meadow and its Subsidiaries) after the Closing Date.

(n) For purposes of this Section 3.14, each reference to Iris or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Iris of any of its Subsidiaries.

3.15. Intellectual Property.

(a) Section 3.15(a) of the Iris Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the grant application or registration number and (iv) any other co-owners, for each item of Registered IP within the Iris IP (the “Iris Registered IP”). Each of the patents and patent applications included in the Iris Registered IP within the Iris IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and, to Iris’s Knowledge, each of the patents and patent applications included in the Iris Registered IP within the Iris Licensed IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Iris Owned IP within the Iris Registered IP is being or has been contested or challenged and, to Iris’s Knowledge, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Iris Licensed IP within the Iris Registered IP is being or has been contested or challenged. To Iris’s Knowledge, all Iris Registered IP is in effect, valid, subsisting and enforceable.

(b) Iris or its Subsidiaries solely and exclusively owns or has rights to all right, title and interest in and to all material Iris Owned IP, free and clear of all Liens other than Permitted Liens, except as would not have an Iris Material Adverse Effect. Each Iris Associate involved in the creation or development of any material Iris Owned IP, pursuant to such Iris Associate’s activities on behalf of Iris or its Subsidiaries, has signed a valid, enforceable written agreement containing a present assignment of all such Iris Associate’s rights in such material Iris Owned IP to Iris or its Subsidiaries (without further payment being owed to any such Iris Associate and without any restrictions or obligations on Iris’s or its Subsidiaries’ ownership or use thereof) and confidentiality provisions protecting the Iris Owned IP, which, to Iris’s Knowledge, has not been materially breached by such Iris Associate.

(c) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Iris Owned IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Iris Owned IP or the right to receive royalties or other consideration for the practice of such Iris Owned IP.

(d) Section 3.15(d) of the Iris Disclosure Schedule sets forth each license agreement pursuant to which Iris or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Iris or any of its Subsidiaries in its business as currently conducted (each an “Iris In-bound License”) or (ii) grants to any third party a license under any material Iris IP or any material Intellectual Property Right licensed to Iris or any of its Subsidiaries under an Iris In-bound License (each an “Iris Out-bound License”) (provided, that, the Iris In-bound Licenses shall not include clinical trial agreements, services agreements, non-disclosure agreements, commercially available software-as-a-service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the Ordinary Course of Business on a non-exclusive basis; and the Iris Out-bound Licenses shall not include clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Iris or any of its Subsidiaries).

(e) To Iris’s Knowledge, the Iris Products and the operation of the business of Iris and its Subsidiaries as currently conducted do not infringe any valid and enforceable patent of an Intellectual Property Right of any other Person, that is not licensed to Iris or any of its Subsidiaries under an Iris In-bound License, or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person, and no other Person is infringing, misappropriating or otherwise violating any Iris IP or any material Intellectual Property Rights exclusively licensed to Iris or any of its Subsidiaries (“Iris In-Licensed IP”). As of the date of this Agreement, no Legal Proceeding is pending (or is threatened in writing) (A) against Iris or any of its Subsidiaries alleging that the operation of the businesses of Iris or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Iris or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Iris IP or any Iris In-Licensed IP. Between January 1, 2020 and the date hereof, neither Iris nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of Iris or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of the Iris IP or, to Iris’s Knowledge, any Iris In-Licensed IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Iris or any of its Subsidiaries of any such Iris IP or Iris In-Licensed IP.

(g) None of Iris or its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate Iris or any of its Subsidiaries to grant or offer to any other Person any license or right to any Iris IP.

(h) The operation of Iris’s and its Subsidiaries’ business are in substantial compliance with all applicable Laws pertaining to data privacy and data security of any personally identifiable information and sensitive business information (collectively, “Iris Sensitive Data”), except to the extent that such noncompliance has not and would not have an Iris Material Adverse Effect. Since January 1, 2020, there have been (i) no material losses or thefts of data or security breaches relating to Iris Sensitive Data used in the business of Iris or its Subsidiaries, (ii) no violations of any security policy of Iris or its Subsidiaries regarding any such Iris Sensitive Data, (iii) no unauthorized access or unauthorized use of any Iris Sensitive Data used in the business of Iris or its Subsidiaries and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Iris or its

Subsidiaries or a contractor or agent acting on behalf of Iris or its Subsidiaries, in each case of (i) through (iv), except as would not have an Iris Material Adverse Effect.

(i) Each of Iris and its Subsidiaries has complied, and continues to comply, with the Data Protection Legislation, including with the principles relating to processing Personal Data under Article 5 of the GDPR, with requirements to process Personal Data lawfully under Articles 6 and 9 of the GDPR, to provide processing information regarding the processing of Personal Data under Articles 13 and 14 of the GDPR, to engage data processors under Article 28 of the GDPR, to maintain a record of processing activities under Article 30 of the GDPR, to protect Personal Data under Article 32 of the GDPR, to notify supervisory authorities or data subjects under Articles 33 and 34 of the GDPR, to conduct data protection impact assessments under Articles 35 and 36 of the GDPR, to transfer Personal Data under Chapter V of the GDPR, except, in each case, as would not have an Iris Material Adverse Effect.

(j) Each of Iris and its Subsidiaries has implemented, and regularly assessed its implementation of, appropriate technical and organisational measures necessary to ensure that Personal Data is protected against loss, destruction and damage, unauthorised access, use, modification, disclosure or other misuse, except as would not have an Iris Material Adverse Effect.

(k) (i) None of Iris or its Subsidiaries transfers Personal Data outside of the European Economic Area and/or United Kingdom unless Iris or such Subsidiary, as applicable, has ensured that the recipient has adequate safeguards to protect such Personal Data including, but not solely depending on, the execution of standard contractual clauses in the form approved by the European Commission from time to time or equivalent data transfer agreements or arrangements (including binding corporate rules) in compliance with applicable provisions of Data Protection Legislation; (ii) where any transfers of Personal Data formerly relied-upon the EU-US or Swiss-US Privacy Shield framework, Iris or such Subsidiary, as applicable, has ensured that the Personal Data transfers are lawful through an alternative mechanism or derogation in accordance with the GDPR; (iii) where reasonably required, Iris or such Subsidiary, as applicable, has conducted a risk assessment regarding the transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules and has concluded that such transfers are adequately protected; and (iv) none of Iris or its Subsidiaries has suspended or terminated a transfer of Personal Data or notified a supervisory authority of any concerns regarding a transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules and nor are there circumstances which reasonably justify such a notification, except, in each case of clauses (i), (ii), (iii) and (iv), as would not have an Iris Material Adverse Effect.

(l) Between January 1, 2020 and the date hereof, none of Iris or its Subsidiaries has become aware of a Personal Data Breach affecting the processing of Personal Data (whether by Iris or any of its Subsidiaries or any data processor engaged directly or indirectly to process Personal Data).

(m) Between January 1, 2020 and the date hereof, none of Iris or its Subsidiaries has received a written notice or allegation, or is aware, of any actual or alleged or threatened unlawful access, loss, destruction, restriction, anonymization and/or deletion of Personal Data or other incident prejudicing or revealing a material weakness in, the security of the Personal Data or any other breach of the Data Protection Legislation relating to Personal Data while in its possession or under its control.

(n) Between January 1, 2020 and the date hereof, none of Iris or its Subsidiaries has received a written claim, complaint, allegation or other notice of a concern (whether directly or indirectly) from or on behalf of a Data Subject regarding its Personal Data processing activities.

(o) Between January 1, 2020 and the date hereof, none of Iris or its Subsidiaries has received a written notice from any supervisory authority of any investigation, enquiry, request for information and/or for co-operation regarding its Personal Data processing activities.

3.16. Regulatory Matters.

(a) Iris and each of its Subsidiaries are, and since January 1, 2020 have been, in compliance in all respects with all applicable Laws, including the FDCA and any other similar Laws administered or promulgated by the FDA or other comparable Governmental Entity, except for any noncompliance which would not have an Iris Material Adverse Effect. Without limiting the foregoing, the Iris Products have been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused, and distributed in accordance with all applicable Laws and Iris Permits (as defined below), commensurate with the Iris Products’ stage of development, and are not and have not been adulterated, misbranded, or prohibited from introduction into interstate commerce under applicable Law. To Iris’s Knowledge, as of the date hereof no investigation, inspection, claim, suit, proceeding, audit or other action by any Governmental Entity is pending or threatened against Iris or any of its Subsidiaries.

(b) There is no agreement, judgment, injunction, order or decree binding upon Iris or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Iris or any of its Subsidiaries, any acquisition of material property by Iris or any of its Subsidiaries or the conduct of any material portion of the business by Iris or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on Iris’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Contemplated Transactions.

(c) Iris and its Subsidiaries have at all times since January 1, 2020 held and have operated in compliance with all Governmental Authorizations that are necessary for the conduct of the business of Iris and its Subsidiaries as currently being conducted (the “Iris Permits”), except where such failures to hold or remain so in compliance would not have an Iris Material Adverse Effect. All such Iris Permits are valid and are in full force and effect, and, assuming the notices, filings or other Consents listed on Section 3.16(c) of the Iris Disclosure Schedule have been made or obtained, will continue to be so upon consummation of the Contemplated Transactions, except as would not have an Iris Material Adverse Effect.

(d) Section 3.15(d) of the Iris Disclosure Schedule identifies each Iris Permit. Iris and its Subsidiaries hold all right, title and interest in and to all Iris Permits free and clear of any Lien. All fees and charges with respect to such Iris Permits, as of the date hereof, have been paid in full and all filing, reporting and maintenance obligations have been completely and timely satisfied, except as would not have an Iris Material Adverse Effect. Iris and each of its Subsidiaries are in material compliance with the terms of the Iris Permits. To Iris’s Knowledge, as of the date hereof no Legal Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or materially modify any Iris Permit.

(e) To Iris’s Knowledge, as of the date hereof there are no proceedings pending or threatened with respect to an alleged material violation by Iris or any of its Subsidiaries of the FDCA or any other similar Law administered or promulgated by any comparable Governmental Entity. As of the date hereof, neither Iris, any of its Subsidiaries nor to Iris’s Knowledge, any Person providing services to Iris or any of its Subsidiaries with respect to Iris’s product candidate eganelisib and currently contemplated uses (the “Iris Products”) has received any written notice, including any warning letter, untitled letter, cyber letter, FDA Form-483, Establishment Inspection Report, written notice of other adverse finding, notice of integrity review, notice of investigation, request for corrective or remedial action, or notice of deficiency or violation, or similar written communication from the FDA or any other Governmental Entity alleging that Iris or its Subsidiaries, their respective operations, or the Iris Products are in material violation of any applicable Law or Iris Permit.

(f) No Iris Product has been or has been requested by a Governmental Authority or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise) (collectively “Recall”). Neither Iris, nor, to Iris’s Knowledge, any Governmental Authority or other Person, has sought, is seeking, or, to Iris’s Knowledge, has or is currently threatening or contemplating any Recall of an Iris Product.

(g) As required under applicable Law or pursuant to a Governmental Authorization, Iris and its Subsidiaries have maintained, filed, or furnished to the applicable Governmental Entities or Person all filings, documents, claims, reports, notices, and other submissions (the “Reports”), required to be maintained, filed, or furnished on a timely basis, and, at the time of maintenance, filing, or furnishing all such Reports were complete and accurate when submitted, or were subsequently updated, changed, corrected, or modified, except where the failures to so maintain, file, furnish, update, change, correct or modify would not have an Iris Material Adverse Effect.

(h) Neither Iris, its Subsidiaries, nor to Iris’s Knowledge, any Person providing services to Iris or its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or a Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or a Governmental Entity, or made a statement, or failed to make a statement that, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). Neither Iris, its Subsidiaries, nor to Iris’s Knowledge, any Person providing services to Iris or its Subsidiaries has ever been investigated by the FDA or other Governmental Entity for data or healthcare program fraud. Neither Iris, its Subsidiaries, nor to Iris’s Knowledge, any Person providing services to Iris or its Subsidiaries is the subject of any pending or, to Iris’s Knowledge, threatened investigation pursuant to the FDA Ethics Policy, or resulting from any other untrue or false statement or omission.

(i) Neither Iris, its Subsidiaries, nor any Person providing services to Iris or its Subsidiaries, nor their respective officers, directors, partners, employees, or agents have been:

(i) debarred or suspended pursuant to 21 U.S.C. § 335a;

(ii) excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Entity;

(iii) excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;

(iv) charged, named in a complaint, convicted, or otherwise found liable in any Legal Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a – 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other applicable Law;

(v) disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or

(vi) had a pending Legal Proceeding, or otherwise received any written notice from any Governmental Entity or any Person threatening, investigating, or pursuing (i)-(v) above.

(j) Iris has not been restrained by a Governmental Authority nor other Person in its ability to conduct or have conducted the manufacturing, operation, storage, import, export, distribution, warehousing, packaging, labeling, handling, shipping, and/or nonclinical, clinical, or other testing of the Iris Products.

(k) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Iris or any of its Subsidiaries, or in which Iris or any of its Subsidiaries or the Iris Products has participated were and, if still pending, are being conducted in compliance in all material respects with all applicable Laws and regulations enforced by the FDA or any comparable Governmental Entity, including, to the extent applicable, 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812. The study reports, protocols, and statistical analysis plans for all such studies and tests accurately, completely, and fairly reflect the results from such studies and tests. Iris has not received written notice of any complaints, information, or adverse drug experience reports related to an Iris Product that would have an Iris Material Adverse Effect.

(l) As of the date hereof, neither Iris, its Subsidiaries, nor to Iris’s Knowledge, any Person providing services to Iris or its Subsidiaries has received any written notice, correspondence, or other written communications from the FDA, any other Governmental Entity, any Institutional Review Board (“IRB”), or other Person or board, such as, but not limited to, a data safety monitoring board, responsible for the oversight of the conduct of any study conducted by or on behalf of, or sponsored by, Iris or any of its Subsidiaries, or in which Iris or the Iris Products is participating, requiring or threatening the termination, hold, material adverse modification or suspension of any clinical study that is being or is proposed to be conducted. All clinical studies conducted or sponsored by or on behalf of Iris or its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with all applicable Laws, the protocols, procedures and controls designed and approved for such studies, and in accordance with any requirement of an IRB or other Person or board responsible for review or oversight of such studies.

3.17. Insurance; Real Estate.

(a) Iris has made available to Meadow accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Iris and each of its Subsidiaries in effect on the date hereof. Each of such insurance policies is in full force and effect and Iris and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, between January 1, 2020 and the date hereof, neither Iris nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Iris and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Iris or any of its Subsidiaries for which Iris or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed Iris or any of its Subsidiaries of its intent to do so.

(b) Neither Iris nor any of its Subsidiaries owns, or has ever owned, any real property. Section 3.17(b) of the Iris Disclosure Schedule sets forth a true and complete list of all real properties with respect to which Iris or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Iris or any of its Subsidiaries (the “Iris

Leased Real Property”), and a true and complete list of all leases under which any such real property is leased or possessed (the “Iris Real Estate Leases”), each of which is in full force and effect, with no existing material default by Iris thereunder. Iris’s or its applicable Subsidiary’s use and operation of each such Iris Leased Real Property conforms to all applicable Laws in all material respects, and Iris or its applicable Subsidiary has exclusive possession of each such Iris Leased Real Property and has not granted any occupancy rights to tenants or licensees with respect to such Iris Leased Real Property. Neither Iris nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Iris Real Estate Leases. In addition, each of Iris and its applicable Subsidiary has a valid leasehold interest in (or a valid right to use and occupy) the Iris Leased Real Property, free and clear of all Liens other than Permitted Liens. To Iris’s Knowledge, neither the whole nor any part of the Iris Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened or contemplated. The Iris Leased Real Property comprises all of the real property used in, and is necessary for, the operation of the business of Iris and its Subsidiaries as currently conducted. All structures and buildings on the Iris Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of Iris and its Subsidiaries as currently conducted.

3.18. Registration Statement and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Iris in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of Iris’s stockholders and Meadow’s stockholders or at the time of the Iris Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Iris with respect to statements made or incorporated by reference therein based on information supplied Meadow for inclusion or incorporation by reference therein.

3.19. Transactions with Affiliates. Since April 25, 2022, no event has occurred as of the date hereof that would be required to be reported by Iris pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

3.20. Brokers and Finders. Except for Aquilo Partners, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Iris or any of its Subsidiaries.

3.21. Opinion of Financial Advisor. As of the date of this Agreement, the Iris Board has received the opinion, that will subsequently be provided in writing, of the Aquilo Partners that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to holders of Shares. Iris shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to Meadow solely for informational purposes (it being agreed that none of Meadow or Merger Sub, nor any of their respective Affiliates or Representatives, shall have the right to rely on such opinion).

3.22. Anti-Bribery. None of Iris, any of its Subsidiaries or any of their respective directors, officers, employees or, to Iris’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action or made or failed to make any other statement, in violation of Anti-Bribery Laws except, in each case, as would not be material to Iris’s business or operations. Neither Iris nor any of its Subsidiaries nor any of their respective officers, employees or agents is or has been, in any capacity relating to Iris or such Subsidiary, the subject of any debarment or exclusionary claims, actions, proceedings, or, to Iris’s Knowledge, investigation by any Governmental Entity with respect to potential violations of Anti-Bribery Laws except, in each case, as would not be material to Iris’s business or operations. None of Iris, any of its Subsidiaries or any of their respective officers, employees or, to Iris’s Knowledge, agents is or has been subject to mandatory or permissive debarment for any basis specified at 21 U.S.C. 335a, and none of Iris, any of its Subsidiaries or any of their respective principals (as defined at 48 C.F.R. 52.209-5(a)(2)) would be required to certify affirmatively to any element of the certification at 48 C.F.R. 52.209-5.

3.23. Ownership of Meadow Common Stock. Since January 1, 2020, neither Iris nor any of its Subsidiaries has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Meadow Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Meadow Common Stock. There are no voting trusts or other agreements or understandings to which Iris or any its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Meadow or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MEADOW AND MERGER SUB

Meadow represents and warrants to Iris as set forth in the statements contained in this Article IV except as set forth in the Meadow SEC Documents filed with, or furnished to, the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure letter delivered by Meadow to Iris at or before the execution and delivery by Meadow of this Agreement (the “Meadow Disclosure Schedule”). The Meadow Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section of the Meadow Disclosure Schedule shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

4.1. Organizational Documents. Meadow has made available to Iris accurate and complete copies of the Organizational Documents of Meadow, Merger Sub and each of Meadow’s other Subsidiaries in effect as of the date of this Agreement. Neither Meadow, nor Merger Sub nor any of Meadow’s other Subsidiaries is in material breach or violation of its respective Organizational Documents.

4.2. Due Organization; Subsidiaries.

(a) Each of Meadow and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not have a Meadow Material Adverse Effect.

(b) Meadow is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not have a Meadow Material Adverse Effect.

(c) Each of Meadow’s Subsidiaries is identified in Section 4.2(c) of the Meadow Disclosure Schedule; and neither Meadow nor any of the entities identified in Section 4.2(c) of the Meadow Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity other than the entities identified in Section 4.2(c) of the Meadow Disclosure Schedule. Each of Meadow’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not have a Meadow Material Adverse Effect.

(d) Neither Meadow nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Meadow nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Meadow nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

4.3. Capitalization.

(a) The authorized capital stock of Meadow as of the date of this Agreement consists of (i) 226,000,000 shares of common stock, par value $0.00000002 per share (the “Meadow Common Stock”), of which 133,260,865 shares have been issued and are outstanding as of the close of business on the Reference Date and (ii) 100,000 shares of preferred stock of Meadow, par value $0.01 per share, of which no shares are issued and outstanding as of the date of this Agreement. Meadow has authorized a sufficient number of shares of Meadow Common Stock to issue the Merger Consideration. Meadow does not hold any shares of its capital stock in its treasury.

(b) Section 4.3(b) of the Meadow Disclosure Schedule lists, as of the Reference Date, (A) each holder of issued and outstanding Meadow Warrants, (B) the number and type of shares subject to each Meadow Warrant, (C) the exercise price of each Meadow Warrant and (D) the termination date of each Meadow Warrant.

(c) All of the outstanding shares of Meadow Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Meadow Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Meadow Common Stock is subject to any right of first refusal in favor of Meadow. The shares of Meadow Common Stock issuable as Merger Consideration will be, when issued, duly authorized and validly issued and fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive right, right of participation, right of maintenance, right of first refusal or any similar right. Except as contemplated herein, there is no Meadow

Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Meadow Common Stock. Meadow is not a party to any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Meadow Common Stock or other securities.

(d) Except for Meadow’s Amended and Restated 2008 Stock Omnibus Equity Compensation Plan (the “Meadow 2008 Equity Compensation Plan”) and Meadow’s 2021 Inducement Grant Equity Compensation Plan (the “Meadow Inducement Plan,” and together with the Meadow 2008 Equity Compensation Plan, the “Meadow Stock Plans”) and the award agreements thereunder, Meadow does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Meadow has authorized 39,514,794 shares of Meadow Common Stock for issuance under the Meadow Stock Plans, of which 2,283,122 shares have been issued and are currently outstanding, and of which 0 shares are subject to Meadow’s right of repurchase. As of the close of business on the Reference Date, 23,134,854 shares of Meadow Common Stock have been reserved for issuance upon exercise of Meadow Options previously granted and currently outstanding under the Meadow 2008 Equity Compensation Plan, and 1,995,478 shares Meadow Common Stock have been reserved for issuance upon exercise of Meadow Options previously granted and currently outstanding under the Meadow Inducement Plan. Meadow has authorized and reserved a sufficient number of shares of Meadow Common Stock to assume the Iris Equity Awards at the Closing.

(e) Except for the Meadow Warrants, and the Meadow Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Meadow or any of its Subsidiaries; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Meadow or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Meadow or any of its Subsidiaries.

(f) All outstanding shares of Meadow Common Stock, the Meadow Options, the Meadow Warrants and other securities of Meadow have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts. No Meadow Options have an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such Meadow Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.

4.4. Authority; Binding Nature of Agreement.

(a) Each of Meadow and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, with respect to Meadow, to receipt of the Meadow Stockholder Approval, with respect to Merger Sub, the adoption of this Agreement by Meadow in its capacity as sole stockholder of Merger Sub, to consummate the Contemplated Transactions. The Meadow Board has adopted resolutions, by vote at a meeting duly called, (i) determining that the Contemplated Transactions, including the Merger and the issuance of shares of Meadow Common Stock pursuant to this Agreement (the “Meadow Share Issuance”), are advisable and in the best interests of Meadow and its stockholders, (ii) approving and declaring advisable this Agreement and the Contemplated Transactions, and (iii) resolved to make the Meadow Board Recommendation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. This Agreement has been duly executed and delivered by Meadow and Merger Sub and, assuming the due authorization, execution and delivery by Iris, constitutes the valid and binding obligation of Meadow and Merger Sub, enforceable against each of Meadow and Merger Sub in accordance with its terms, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.

(b) Except for the approval of the Meadow Share Issuance by the affirmative vote of the holders of Meadow’s capital stock entitled to vote thereon by a majority of the votes cast (such approval, the “Meadow Stockholder Approval”), no other corporate proceedings on the part of the Meadow stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Contemplated Transactions. Except for the adoption of this Agreement by the sole stockholder of Merger Sub, no other corporate proceedings on the part of the Merger Sub stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement.

4.5. Non-Contravention; Consents.

(a) Subject to (I) obtaining the Meadow Stockholder Approval, (II) the filing of the Certificate of Merger required by the DGCL, (III) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (IV) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Meadow Common Stock to be issued as the Merger Consideration and (V) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Meadow Common Stock to be issued as the Merger Consideration, neither (x) the execution, delivery or performance of this Agreement by Iris nor (y) the consummation by Meadow of the Contemplated Transactions, will (with or without notice or lapse of time):

(i) result in a violation or breach of any of the provisions of the Organizational Documents of Meadow or any of its Subsidiaries;

(ii) result in a violation or breach of, or give any Governmental Entity the right to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Meadow or any of its Subsidiaries, or any of the assets owned by Meadow or any of its Subsidiaries, is subject;

(iii) result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Meadow or its Subsidiaries;

(iv) result in a violation or breach of, or result in a default under, any provision of any Meadow Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Meadow Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Meadow Material Contract; (iii) accelerate the maturity or performance of any Meadow Material Contract; or (iv) cancel, terminate or modify any term of any Meadow Material Contract; or

(v) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Meadow or any of its Subsidiaries (except for Permitted Liens);

except in the case of clauses (ii), (iii), (iv) and (v) of this Section 4.5(a) for any such violations, remedies, relief, revocations, withdrawals, suspensions, cancelations, termination, modifications, breaches, defaults, payments, rebates, chargebacks, penalties, changes, accelerations or Liens that would not have a Meadow Material Adverse Effect.

(b) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iii) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Meadow Common Stock to be issued as the Merger Consideration and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Meadow nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (x) the execution, delivery or performance by Meadow of this Agreement, or (y) the consummation by Meadow of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Meadow to consummate the Contemplated Transactions or that would have a Meadow Material Adverse Effect. Assuming the accuracy of the representation set forth in Section 3.23, the Meadow Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. To Meadow’s Knowledge, no other takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

4.6. SEC Filings; Financial Statements.

(a) Other than such documents that can be obtained on the SEC’s website at www.sec.gov, Meadow has made available to Iris accurate and complete copies of all registration statements, proxy statements, Meadow Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Meadow with the SEC between January 1, 2020 and the date hereof (the “Meadow SEC Documents”). Since the date of the Meadow Balance Sheet, all material statements, reports, schedules, forms and other documents required to have been filed by Meadow or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Meadow SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Meadow SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Meadow SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by Meadow to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Meadow

SEC Documents (collectively, the “Meadow Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Laws. As used in this Section 4.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Meadow SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Meadow and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Meadow and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Meadow SEC Documents filed between January 1, 2020 and the date hereof there has been no material change in Meadow’s accounting methods or principles that would be required to be disclosed in Meadow’s financial statements in accordance with GAAP.

(c) As of the date of this Agreement, Meadow is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(d) Meadow maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Meadow Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Meadow’s assets that could have a material effect on Meadow’s financial statements. Meadow has evaluated the effectiveness of Meadow’s system of internal control over financial reporting as of December 31, 2021, and, to the extent required by applicable Law, presented in any applicable Meadow SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Meadow has disclosed, based on its most recent evaluation of internal control over financial reporting, to Meadow’s auditors and audit committee (and made available to Iris a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Meadow’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Meadow’s internal control over financial reporting. Meadow has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Meadow’s internal control over financial reporting.

(e) Meadow maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Meadow in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Meadow’s management as appropriate to allow timely decisions regarding required disclosure and to make the Meadow Certifications.

4.7. Absence of Changes. Except (a) for reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by Governmental Entity in connection with the COVID-19 pandemic or (b) as contemplated or permitted by or in connection with the execution and delivery of this Agreement, between the date of Meadow’s latest consolidated unaudited balance sheet (the “Meadow Balance Sheet”) and the date of this Agreement, Meadow has conducted its business in the Ordinary Course of Business in all material respects (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any (i) Meadow Material Adverse Effect (disregarding for purposes of this Section 4.7 clause (2) of the definition thereof) or (ii) action, event or occurrence that would have required the consent of Iris pursuant to Section 5.1(b) (other than paragraphs (ii), (vi) and (xi) of Section 5.1(b) and paragraph (xiv) as it relates to paragraphs (ii), (vi) and (xi) of Section 5.1(b)) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.8. Absence of Undisclosed Liabilities. As of the date of this Agreement and other than as contemplated by this Agreement, neither Meadow nor any of its Subsidiaries has any liability, debt or obligation, individually or in the aggregate, of a type required to be recorded or reflected on Meadow’s balance sheet or disclosed in the footnotes thereto under GAAP except for liabilities, debts or obligations: (a) disclosed, reflected or reserved against in the Meadow Balance Sheet or disclosed in the notes thereto included in the Meadow SEC Documents; (b) that have been incurred by Meadow or any of its Subsidiaries since the date of the Meadow Balance Sheet in the Ordinary Course of Business; (c) for performance of obligations of Meadow or any of its Subsidiaries under the Meadow Material Contracts which have not resulted from a breach of such Meadow Material Contracts, breach of warranty, tort, infringement or violation of Law; (d) incurred in connection with the Contemplated Transactions; (e) that would not have a Meadow Material Adverse Effect; and (f) described in Section 4.8 of the Meadow Disclosure Schedule.

4.9. Title to Assets. Meadow and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or material tangible assets and material equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all material tangible assets reflected on the Meadow Balance Sheet; and (b) all other material tangible assets reflected in the books and records of Meadow or any of its Subsidiaries as being owned by Meadow or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Meadow or its applicable Subsidiary free and clear of any Liens, other than Permitted Liens.

4.10. Legal Proceedings; Orders.

(a) As of the date of this Agreement, to Meadow’s Knowledge, there is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Meadow, (B) any of its Subsidiaries, (C) any Meadow Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Meadow or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Between January 1, 2020 and the date hereof, no Legal Proceeding has been pending against Meadow or any of its Subsidiaries that resulted in any liability that is material to Meadow and its Subsidiaries, taken as a whole.

(c) There is no material order, writ, injunction, judgment or decree to which Meadow or any of its Subsidiaries, or any of the material assets owned or used by Meadow or any of its Subsidiaries, is subject. To Meadow’s Knowledge, as of the date hereof no officer or employee of Meadow or any of its

Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Meadow or any of its Subsidiaries or to any material assets owned or used by Meadow or any of its Subsidiaries.

4.11. Contracts.

(a) Section 4.11(a) of the Meadow Disclosure Schedule lists the following Meadow Contracts in effect as of the date of this Agreement (other than any Meadow Benefit Plan) under which Meadow or any of its Subsidiaries has any remaining material rights or obligations (each, a “Meadow Material Contract”):

(i) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Contract that is material to the business or operations of Meadow and its Subsidiaries, taken as a whole, containing (A) any covenant limiting the freedom of Meadow or any of its Subsidiaries to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision or (D) any agreement to purchase minimum quantity of goods or services;

(iii) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity;

(v) each Contract providing for the creation of any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments providing for the creation of material Indebtedness of Meadow or any of its Subsidiaries or creating any material Liens with respect to any material assets of Meadow or any of its Subsidiaries;

(vi) each Contract requiring payment by or to Meadow or any of its Subsidiaries after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Meadow or any of its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Meadow or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Meadow or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Meadow or any of its Subsidiaries; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Meadow or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Meadow or any of its Subsidiaries, in each case, except for Contracts entered into in the Ordinary Course of Business;

(vii) each Meadow Real Estate Lease;

(viii) each Contract with any Governmental Entity, other than clinical trial agreements, sponsored research agreements or material transfer agreements entered into in the Ordinary Course of Business;

(ix) each Meadow Out-bound License and Meadow In-bound License;

(x) each Contract that is material to the business or operations of Meadow and its Subsidiaries, taken as a whole, containing any royalty, dividend or similar arrangement based on the revenues or profits of Meadow or any of its Subsidiaries;

(xi) each Contract that is not terminable at will with 60 days’ prior notice (with no penalty or payment) by Meadow or its Subsidiaries, as applicable, and which involves payment or receipt by Meadow or its Subsidiaries after the date of this Agreement under any such Contract of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate;

(xii) each collective bargaining agreement or other similar Contract with any labor organization, union, group or association covering employees of Meadow; or

(xiii) each Contract (A) for the employment or engagement of any employee, consultant or independent contractor providing such Person with annual compensation or fees in excess of $250,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Merger, (C) restricting Meadow’s ability to terminate the employment or services of any employee, consultant or independent contractor thereof at any time for any lawful reason or for no reason without penalty, or (D) providing for severance or similar termination payments, retention or change in control payments, or for the acceleration of vesting or grant of any incentive equity or similar compensation.

(b) Meadow has made available to Iris accurate and complete copies of all Meadow Material Contracts, including all material amendments thereto, in each case in effect on the date hereof but excluding any purchase orders and/or work orders issued under a Meadow Material Contract in the Ordinary Course of Business. There are no Meadow Material Contracts that are not in written form. As of the date of this Agreement, none of Meadow, any of its Subsidiaries or, to Meadow’s Knowledge, any other party to a Meadow Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Meadow Material Contract in such manner as would permit any other party to cancel or terminate any such Meadow Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to Meadow and its Subsidiaries, taken as a whole. As to Meadow and its Subsidiaries, as of the date of this Agreement, each Meadow Material Contract is valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception. Between the date of the Meadow Balance Sheet and the date hereof, no counterparty to a Meadow Material Contract has notified Meadow in writing (or, to the Knowledge of Meadow, otherwise) that it intends to terminate or not renew a Meadow Material Contract.

4.12. Employee and Labor Matters; Benefits Plans.

(a) Section 4.12(a) of Meadow Disclosure Schedule is a list of all Meadow Benefit Plans in effect on the date of this Agreement, including each such Meadow Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits.

(b) As applicable with respect to each Meadow Benefit Plan, Meadow has made available to Iris, true and complete copies of (i) each Meadow Benefit Plan, including all amendments thereto, and in the case of an unwritten material Meadow Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all non-routine correspondence received from or provided to the DOL the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity between January 1, 2020 and the date hereof and (viii) all notices and filings concerning IRS or DOL or other Governmental Entity audits or investigations, including with respect to “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, between January 1, 2020 and the date of this Agreement.

(c) Each Meadow Benefit Plan has been established, maintained, operated, funded and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d) The Meadow Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, or are covered by advisory or opinion letters with respect to a volume submitter or prototype plan, and, to Meadow’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Meadow Benefit Plan or the tax exempt status of the related trust.

(e) None of Meadow, any of its Subsidiaries or any Meadow ERISA Affiliate has maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code. The obligations of all Meadow Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Meadow Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.

(f) As of the date of this Agreement, there are no pending audits or investigations by any Governmental Entity involving any Meadow Benefit Plan, and no pending or, to Meadow’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Meadow Benefit Plans), suits or proceedings involving any Meadow Benefit Plan, any fiduciary thereof or service provider thereto. To Meadow’s Knowledge, there have been no “prohibited transactions” (as that term shall have the meaning specified in Section 406 of ERISA or Section 4975 of the Code) involving any Meadow Benefit Plan, any fiduciary thereof or service provider thereto. Since January 1, 2020, all material contributions and premium payments required to have been timely made under any of the Meadow Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Meadow nor any of its Subsidiaries has any liability for any such unpaid contributions with respect to any Meadow Benefit Plan, all benefits accrued under any unfunded Meadow Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been timely filed or distributed.

(g) None of Meadow or any of its Subsidiaries, or, to Meadow’s Knowledge, any fiduciary, trustee or administrator of any Meadow Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Meadow Benefit Plan which would subject any such Meadow Benefit Plan, Meadow or any of its Subsidiaries to a material Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Meadow Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law or at the participant or beneficiary’s sole expense or, as described in Section 4.12(h) of the Meadow Disclosure Schedule, as provided with respect to continuation health coverage as part of severance, and none of Meadow or any of its Subsidiaries has any obligation to provide (whether under a Meadow Benefit Plan or otherwise) nor has made a written or oral representation promising the same.

(i) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment (whether of severance pay or otherwise) becoming due to or forgiveness of indebtedness for any current or former employee, director, officer, independent contractor or other service provider of Meadow or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of Meadow or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Meadow Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Meadow Benefit Plan or (v) limit the right to merge, amend or terminate any Meadow Benefit Plan (or result in adverse consequences for so doing).

(j) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Meadow and its Subsidiaries of any payment or benefit that is characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(k) Each Meadow Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder. Meadow does not have any liability for nonreporting or underreporting of income subject to Section 409A of the Code.

(l) No Person has any “gross up” agreements with Meadow or any of its Subsidiaries or other assurance of reimbursement by Meadow or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(m) There are, and since January 1, 2020, there have been, no actual, threatened or pending negotiations, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Proceedings or arbitrations that involve the labor or employment relations of Meadow or any of its Subsidiaries. Neither Meadow nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Meadow’s Knowledge, purporting to represent or seeking to represent any employees of Meadow or its Subsidiaries, including through the filing of a petition for representation election.

(n) Meadow and each of its Subsidiaries is, and since January 1, 2020 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration and I-9, reasonable accommodation, disability rights or benefits, child labor, working conditions, meal and break periods, privacy, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work and orders, regulations, ordinances and guidelines by any Governmental Entity regarding COVID-19 (including any “stay at home” orders or other similar orders, regulations or guidelines). Except as would not be reasonably likely to result in a liability that is material to Meadow and its Subsidiaries, taken as a whole, with respect to employees of Meadow or any of its Subsidiaries, each of Meadow and its Subsidiaries, since January 1, 2020: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), premiums, commissions, paid time off, on-call payments, bonus, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). As of the date of this Agreement. there are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to Meadow’s Knowledge, threatened or reasonably anticipated against Meadow or any of its Subsidiaries or Meadow Associates (in his or her capacity as such), relating to any current or former employee, applicant for employment, consultant, employment agreement or Meadow Benefit Plan (other than routine claims for benefits). All U.S. based employees of Meadow and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance in excess of sixty (60) days.

(o) Except as would not be reasonably likely to result in a liability that is material to Meadow and its Subsidiaries, taken as a whole, with respect to each individual who currently renders services to Meadow or any of its Subsidiaries, Meadow and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Meadow has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Meadow nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. No employees are employed on a work visa or work permit.

(p) There is not and has not been since January 1, 2020, nor, to Meadow’s Knowledge, is there or has there been since January 1, 2020 any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Meadow’s Knowledge, any union organizing activity, against Meadow or any of its Subsidiaries. No event has occurred, and, to Meadow’s Knowledge, no condition or circumstance exists, that would reasonably be expected directly or indirectly to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

(q) Neither Meadow nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and Meadow has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).

(r) No Meadow Benefit Plan is or has been maintained outside the jurisdiction of the United States, or covers or covered any employee permanently residing or working outside the United States.

(s) Since January 1, 2020, neither Meadow nor its Subsidiaries has caused (i) a plant closing as defined in the WARN Act affecting any single site of employment of Meadow or its Subsidiaries or one or more operating units within any site of employment of Meadow or its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has Meadow or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law. No employee of Meadow or its Subsidiaries has suffered an employment loss, as defined in the WARN Act, within the 90-day period ending on the Closing Date. Since January 1, 2020, neither Meadow nor its Subsidiaries has implemented any material workplace changes such as layoffs, furloughs, permanent office closures, or reductions in compensation, benefits or hours.

(t) No Legal Proceedings are as of the date of this Agreement open and pending (or between January 1, 2020 and the date hereof have been settled or otherwise closed) against Meadow or any of its Subsidiaries with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no employee of Meadow or any of its Subsidiaries has made, between January 1, 2020 and the date hereof, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to the Knowledge of Meadow, between January 1, 2022 and the date hereof, an oral complaint. Between January 1, 2020 and the date hereof, neither Meadow nor any of its Subsidiaries has received any requests for, or conducted, an internal investigation of any officer, manager, or supervisor of Meadow or any of its Subsidiaries with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing. Neither Meadow nor any of its Subsidiaries is a party to any settlement agreement with a current or former officer, manager, employee, or contractor of any of them resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any current or former officer, manager, employee, or contractor of Meadow or any of its Subsidiaries. Meadow and its Subsidiaries have promptly, thoroughly and impartially investigated all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with applicable Law. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent further discrimination and harassment or retaliation, and neither Meadow nor any of its Subsidiaries reasonably expects to incur any material Liability with respect to any such allegation.

4.13. Environmental Matters. Meadow and each of its Subsidiaries are in compliance, and, to Meadow’s Knowledge, since January 1, 2020 have complied with all applicable Environmental Laws, which compliance includes the possession by Meadow and its Subsidiaries of all permits and other

Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Meadow and its Subsidiaries, taken as a whole. Neither Meadow nor any of its Subsidiaries has received between January 1, 2020 and the date hereof, any written notice or other communication (in writing or otherwise), whether from a Governmental Entity or other Person, that alleges that Meadow or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Meadow and its Subsidiaries, taken as a whole. To Meadow’s Knowledge, no current or (during the time a prior property was leased or controlled by Meadow or any of its Subsidiaries) prior property leased or controlled by Meadow or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Meadow or any of its Subsidiaries pursuant to Environmental Law.

4.14. Taxes.

(a) Meadow and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. No written claim has ever been made prior to the date hereof by any Governmental Entity in any jurisdiction where Meadow or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Meadow or such Subsidiary is subject to taxation by that jurisdiction.

(b) All income Taxes and any other material Taxes due and owing by Meadow or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Meadow and its Subsidiaries did not, as of the date of the Meadow Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Meadow Balance Sheet.

(c) All Taxes that Meadow or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Entity or other Person or properly set aside in accounts for this purpose.

(d) There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Meadow or any of its Subsidiaries.

(e) No outstanding deficiencies for income Taxes or other material Taxes with respect to Meadow or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. There are no pending or ongoing, nor, to Meadow’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Meadow or any of its Subsidiaries. Neither Meadow nor any of its Subsidiaries (nor any of their predecessors) has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.

(f) Neither Meadow nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Meadow nor any of its Subsidiaries is a party to any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes.

(h) Neither Meadow nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. Meadow has not made any election under Section 965(h) of the Code.

(i) Neither Meadow nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Meadow) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Meadow nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than Meadow and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.

(j) Neither Meadow nor any of its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (ii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k) Neither Meadow nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l) Neither Meadow nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m) Neither Meadow nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any pandemic response laws (including the CARES Act) that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Meadow and its Affiliates (including Iris and its Subsidiaries) after the Closing Date.

(n) For purposes of this Section 4.14, each reference to Meadow or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Meadow of any of its Subsidiaries.

4.15. Intellectual Property.

(a) Section 4.15(a) of the Meadow Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the grant application or registration number and (iv) any other co-owners, for each item of Registered IP within the Meadow IP (the “Meadow Registered IP”). Each of the patents and patent applications included in the Meadow Registered IP within the Meadow Owned IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and, to Meadow’s Knowledge, each of the patents and patent applications included in the Meadow Registered IP within the Meadow Licensed IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Meadow Owned IP within the Meadow Registered IP is being or has been contested or challenged and, to Meadow’s Knowledge, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Meadow Licensed IP within the Meadow Registered IP is being or has been contested or challenged. To Meadow’s Knowledge, all Meadow Registered IP is in effect, valid, subsisting and enforceable.

(b) Meadow or its Subsidiaries solely and exclusively owns or has rights to all right, title and interest in and to all material Meadow Owned IP, free and clear of all Liens other than Permitted Liens, except as would not have a Meadow Material Adverse Effect. Each Meadow Associate involved in the creation or development of any material Meadow Owned IP, pursuant to such Meadow Associate’s activities on behalf of Meadow or its Subsidiaries, has signed a valid, enforceable written agreement containing a present assignment of all such Meadow Associate’s rights in such material Meadow Owned IP to Meadow or its Subsidiaries (without further payment being owed to any such Meadow Associate and without any restrictions or obligations on Meadow’s or its Subsidiaries’ ownership or use thereof) and confidentiality provisions protecting the Meadow Owned IP, which, to Meadow’s Knowledge, has not been materially breached by such Meadow Associate.

(c) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Meadow Owned IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Meadow Owned IP or the right to receive royalties or other consideration for the practice of such Meadow Owned IP.

(d) Section 4.15(d) of the Meadow Disclosure Schedule sets forth each license agreement pursuant to which Meadow or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Meadow or any of its Subsidiaries in its business as currently conducted (each a “Meadow In-bound License”) or (ii) grants to any third party a license under any material Meadow IP or any material Intellectual Property Right licensed to Meadow or any of its Subsidiaries under a Meadow In-bound License (each a “Meadow Out-bound License”) (provided, that, the Meadow In-bound Licenses shall not include clinical trial agreements, services agreements, non-disclosure agreements, commercially available software-as-a-service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the Ordinary Course of Business on a non-exclusive basis; and the Meadow Out-bound Licenses shall not include clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Meadow or any of its Subsidiaries).

(e) To Meadow’s Knowledge, the Meadow Products and the operation of the businesses of Meadow and its Subsidiaries as currently conducted do not infringe any valid and enforceable patent of an Intellectual Property Right of any other Person, that is not licensed to Meadow or any of its Subsidiaries under a Meadow In-bound License, or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person, and no other Person is infringing, misappropriating or otherwise violating any Meadow IP or any material Intellectual Property Rights exclusively licensed to Meadow or any of its Subsidiaries (“Meadow In-Licensed IP”). As of the date of this Agreement, no Legal Proceeding is pending (or is threatened in writing) (A) against Meadow or any of its Subsidiaries alleging that the operation of the businesses of Meadow or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Meadow or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Meadow IP or any Meadow In-Licensed IP. Between January 1, 2020 and the date hereof, neither Meadow nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of Meadow or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of the Meadow IP or, to Meadow’s Knowledge, any Meadow In-Licensed IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Meadow or any of its Subsidiaries of any such Meadow IP or Meadow In-Licensed IP.

(g) None of Meadow or its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate Meadow or any of its Subsidiaries to grant or offer to any other Person any license or right to any Meadow IP.

(h) The operation of Meadow’s and its Subsidiaries’ business are in substantial compliance with all applicable Laws pertaining to data privacy and data security of any personally identifiable information and sensitive business information (collectively, “Meadow Sensitive Data”), except to the extent that such noncompliance has not and would not have a Meadow Material Adverse Effect. Since January 1, 2020, there have been (i) no material losses or thefts of data or security breaches relating to Meadow Sensitive Data used in the business of Meadow or its Subsidiaries, (ii) no violations of any security policy of Meadow or its Subsidiaries regarding any such Meadow Sensitive Data, (iii) no unauthorized access or unauthorized use of any Meadow Sensitive Data used in the business of Meadow or its Subsidiaries and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Meadow or its Subsidiaries or a contractor or agent acting on behalf of Meadow or its Subsidiaries, in each case of (i) through (iv), except as would not have a Meadow Material Adverse Effect.

(i) Each of Meadow and its Subsidiaries has complied, and continues to comply, with the Data Protection Legislation, including with the principles relating to processing Personal Data under Article 5 of the GDPR, with requirements to process Personal Data lawfully under Articles 6 and 9 of the GDPR, to provide processing information regarding the processing of Personal Data under Articles 13 and 14 of the GDPR, to engage data processors under Article 28 of the GDPR, to maintain a record of processing activities under Article 30 of the GDPR, to protect Personal Data under Article 32 of the GDPR, to notify supervisory authorities or data subjects under Articles 33 and 34 of the GDPR, to conduct data protection impact assessments under Articles 35 and 36 of the GDPR, to transfer Personal Data under Chapter V of the GDPR, except, in each case, as would not have a Meadow Material Adverse Effect.

(j) Each of Meadow and its Subsidiaries has implemented, and regularly assessed its implementation of, appropriate technical and organisational measures necessary to ensure that Personal Data is protected against loss, destruction and damage, unauthorised access, use, modification, disclosure or other misuse, except as would not have a Meadow Material Adverse Effect.

(k) (i) None of Meadow or its Subsidiaries transfers Personal Data outside of the European Economic Area and/or United Kingdom unless Iris or such Subsidiary, as applicable, has ensured that the recipient has adequate safeguards to protect such Personal Data including, but not solely depending on, the execution of standard contractual clauses in the form approved by the European Commission from time to time or equivalent data transfer agreements or arrangements (including binding corporate rules) in compliance with applicable provisions of Data Protection Legislation; (ii) where any transfers of Personal Data formerly relied-upon the EU-US or Swiss-US Privacy Shield framework, Meadow or such Subsidiary, as applicable, has ensured that the Personal Data transfers are lawful through an alternative mechanism or derogation in accordance with the GDPR; (iii) where reasonably required, Meadow or such Subsidiary, as applicable, has conducted a risk assessment regarding the transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules and has concluded that such transfers are adequately protected; and (iv) none of Meadow or its Subsidiaries has suspended or terminated a transfer of Personal Data or notified a supervisory authority of any concerns regarding a transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules and nor are there circumstances which reasonably justify such a notification, except, in each case of clauses (i), (ii), (iii) and (iv), as would not have a Meadow Material Adverse Effect.

(l) Between January 1, 2020 and the date hereof, none of Meadow or its Subsidiaries has become aware of a Personal Data Breach affecting the processing of Personal Data (whether by Meadow or any of its Subsidiaries or any data processor engaged directly or indirectly to process Personal Data).

(m) Between January 1, 2020 and the date hereof, none of Meadow or its Subsidiaries has received a written notice or allegation, or is aware, of any actual or alleged or threatened unlawful access, loss, destruction, restriction, anonymization and/or deletion of Personal Data or other incident prejudicing or revealing a material weakness in, the security of the Personal Data or any other breach of the Data Protection Legislation relating to Personal Data while in its possession or under its control.

(n) Between January 1, 2020 and the date hereof, none of Meadow or its Subsidiaries has received a written claim, complaint, allegation or other notice of a concern (whether directly or indirectly) from or on behalf of a Data Subject regarding its Personal Data processing activities.

(o) Between January 1, 2020 and the date hereof, none of Meadow or its Subsidiaries has received a written notice from any supervisory authority of any investigation, enquiry, request for information and/or for co-operation regarding its Personal Data processing activities.

4.16. Regulatory Matters.

(a) Meadow and each of its Subsidiaries are, and since January 1, 2020 have been, in compliance in all respects with all applicable Laws, including the FDCA and any other similar Laws administered or promulgated by the FDA or other comparable Governmental Entity, except for any noncompliance which would not have a Meadow Material Adverse Effect. Without limiting the foregoing, all Meadow Products have been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused, and distributed in accordance with all applicable Laws and Meadow Permits (as defined below), commensurate with the Meadow Products’ stage of development, and are not and have not been adulterated, misbranded, or prohibited from introduction into interstate commerce under applicable Law.

To Meadow’s Knowledge, as of the date hereof, no investigation, inspection, claim, suit, proceeding, audit or other action by any Governmental Entity is pending or threatened against Meadow or any of its Subsidiaries.

(b) There is no agreement, judgment, injunction, order or decree binding upon Meadow or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Meadow or any of its Subsidiaries, any acquisition of material property by Meadow or any of its Subsidiaries or the conduct of any material portion of the business by Meadow or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on Meadow’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Contemplated Transactions.

(c) Meadow and its Subsidiaries have at all times since January 1, 2020 held and have operated in compliance with all Governmental Authorizations that are necessary for the conduct of the business of Meadow and its Subsidiaries as currently being conducted (the “Meadow Permits”), except where such failures to hold or remain so in compliance would not have a Meadow Material Adverse Effect. All such Meadow Permits are valid and are in full force and effect, and assuming the notices, filings or other Consents listed on Section 4.16(c) of the Meadow Disclosure Schedule have been made or obtained, will continue to be so upon consummation of the Contemplated Transactions, except as would not have a Meadow Material Adverse Effect.

(d) Section 4.16(d) of the Meadow Disclosure Schedule identifies each Meadow Permit. Meadow and its Subsidiaries hold all right, title and interest in and to all the Meadow Permits free and clear of any Lien. All fees and charges with respect to such Meadow Permits, as of the date hereof, have been paid in full and all filing, reporting and maintenance obligations have been completely and timely satisfied, except as would not have a Meadow Material Adverse Effect. Meadow and each of its Subsidiaries are in material compliance with the terms of the Meadow Permits. To Meadow’s Knowledge, as of the date hereof no Legal Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or materially modify any Meadow Permit.

(e) To Meadow’s Knowledge, as of the date hereof there are no proceedings pending or threatened with respect to an alleged material violation by Meadow or any of its Subsidiaries of the FDCA or any other similar Law administered or promulgated by any comparable Governmental Entity. As of the date hereof, neither Meadow, any of its Subsidiaries nor to Meadow’s Knowledge, any Person providing services to Meadow or any of its Subsidiaries with respect to Meadow’s product candidates zandelisib, voruciclib or ME-344 and currently contemplated uses (the “Meadow Products”) has received any written notice, including any warning letter, untitled letter, cyber letter, FDA Form-483, Establishment Inspection Report, written notice of other adverse finding, notice of integrity review, notice of investigation, request for corrective or remedial action, or notice of deficiency or violation, or similar written communication from the FDA or any other Governmental Entity alleging that Meadow or its Subsidiaries, their respective operations, or the Meadow Products are in material violation of any applicable Law or Meadow Permits.

(f) No Meadow Product has been or has been requested by a Governmental Authority or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise). Neither Meadow, nor, to Meadow’s Knowledge, any Governmental Authority or other Person, has sought, is seeking, or, to Meadow’s Knowledge, has or is currently threatening or contemplating any Recall of a Meadow Product.

(g) As required under applicable Law or pursuant to a Governmental Authorization, Meadow and its Subsidiaries have maintained, filed, or furnished to the applicable Governmental Entities or Person all filings, documents, claims, reports, notices, and other submissions (the “Meadow Reports”), required to be maintained, filed, or furnished on a timely basis, and, at the time of maintenance, filing, or furnishing all such Meadow Reports were complete and accurate when submitted, or were subsequently updated, changed, corrected, or modified, except where the failures to so maintain, file, furnish, update, change, correct or modify would not have a Meadow Material Adverse Effect.

(h) Neither Meadow, its Subsidiaries, nor to Meadow’s Knowledge, any Person providing services to Meadow or its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or a Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or a Governmental Entity, or made a statement, or failed to make a statement that, would reasonably be expected to provide a basis for the FDA to invoke the FDA Ethics Policy. Neither Meadow, its Subsidiaries, nor to Meadow’s Knowledge, any Person providing services to Meadow or its Subsidiaries has ever been investigated by the FDA or other Governmental Entity for data or healthcare program fraud. Neither Meadow, its Subsidiaries, nor to Meadow’s Knowledge, any Person providing services to Meadow or its Subsidiaries is the subject of any pending or, to Meadow’s Knowledge, threatened investigation pursuant to the FDA Ethics Policy, or resulting from any other untrue or false statement or omission.

(i) As of the date hereof, neither Meadow, its Subsidiaries, nor any Person providing services to Meadow or its Subsidiaries, nor their respective officers, directors, partners, employees, or agents have been:

(i) debarred or suspended pursuant to 21 U.S.C. § 335a;

(ii) excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Entity;

(iii) excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;

(iv) charged, named in a complaint, convicted, or otherwise found liable in any Legal Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a—7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other applicable Law;

(v) disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or

(vi) had a pending Legal Proceeding, or otherwise received any written notice from any Governmental Entity or any Person threatening, investigating, or pursuing (i)-(v) above.

(j) Meadow has not been restrained by a Governmental Authority nor other Person in its ability to conduct or have conducted the manufacturing, operation, storage, import, export, distribution, warehousing, packaging, labeling, handling, shipping, and/or nonclinical, clinical, or other testing of the Meadow Products.

(k) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Meadow or any of its Subsidiaries, or in which Meadow or any of its Subsidiaries or the Meadow Products have participated, were and, if still pending, are being conducted in compliance in all material respects with all applicable Laws and regulations enforced by the FDA or any comparable Governmental Entity, including, to the extent applicable, 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812. The study reports, protocols, and statistical analysis plans for all such studies and tests accurately, completely, and fairly reflect the results from such studies and tests. Meadow has not received written notice of any complaints, information, or adverse drug experience reports related to a Meadow Product that would have a Meadow Material Adverse Effect.

(l) As of the date hereof, neither Meadow, its Subsidiaries, nor to Meadow’s Knowledge, any Person providing services to Meadow or its Subsidiaries has received any written notice, correspondence, or other written communications from the FDA, any other Governmental Entity, any IRB or other Person or board, such as, but not limited to, a data safety monitoring board, responsible for the oversight of the conduct of any study conducted by or on behalf of, or sponsored by, Meadow or any of its Subsidiaries, or in which Meadow or any of the Meadow Products are participating, requiring or threatening the termination, hold, material adverse modification or suspension of any clinical study that is being or is proposed to be conducted. All clinical studies conducted or sponsored by or on behalf of Meadow or its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with all applicable Laws, the protocols, procedures and controls designed and approved for such studies, and in accordance with any requirement of an IRB or other Person or board responsible for review or oversight of such studies.

4.17. Insurance; Real Estate.

(a) Meadow has made available to Iris accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Meadow and each of its Subsidiaries in effect on the date hereof. Each of such insurance policies is in full force and effect and Meadow and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, between January 1, 2020 and the date hereof, neither Meadow nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Meadow and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Meadow or any of its Subsidiaries for which Meadow or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed Meadow or any of its Subsidiaries of its intent to do so.

(b) Neither Meadow nor any of its Subsidiaries owns, or has ever owned, any real property. Section 4.17(b) of the Meadow Disclosure Schedule sets forth a true and complete list of all real properties with respect to which Meadow or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Meadow or any of its Subsidiaries (the “Meadow Leased Real Property”), and a true and complete list of all leases under which any such real property is leased or possessed (the “Meadow Real Estate Leases”), each of which is in full force and effect, with no existing material default by Meadow thereunder. Meadow’s or its applicable Subsidiary’s use and operation of each such Meadow Leased Real Property conforms to all applicable Laws in all material respects, and Meadow or its applicable Subsidiary has exclusive possession of each such Meadow Leased Real Property and has not granted any occupancy rights to tenants or licensees with respect to such Meadow Leased Real Property. Neither Meadow nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Meadow Real Estate Leases. In addition, each of Meadow and its applicable Subsidiary has a valid leasehold interest in (or a valid right to use and occupy) the Meadow Leased Real Property, free and clear of all Liens other than Permitted Liens. To Meadow’s Knowledge, neither the whole nor any part of the Meadow Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened or contemplated. The Meadow Leased Real Property comprises all of the real property used in, and is necessary for, the operation of the business of Meadow and its Subsidiaries as currently conducted. All structures and buildings on the Meadow Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Meadow and its Subsidiaries as currently conducted.

4.18. Registration Statement and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Meadow in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of Meadow’s stockholders and Iris’s stockholders or at the time of the Meadow Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Meadow with respect to statements made or incorporated by reference therein based on information supplied Iris for inclusion or incorporation by reference therein.

4.19. Transactions with Affiliates. Since October 27, 2022, no event has occurred as of the date hereof that would be required to be reported by Meadow pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

4.20. Brokers and Finders. Except for Torreya Partners, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Meadow or any of its Subsidiaries, including Merger Sub.

4.21. Opinion of Financial Advisor. As of the date of this Agreement, the Meadow Board has received the opinion, that will subsequently be provided in writing, of Torreya Partners that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Meadow. Meadow shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to Iris solely for informational purposes (it being agreed that none of Iris, nor any of its Affiliates or Representatives, shall have the right to rely on such opinion).

4.22. Anti-Bribery. None of Meadow, any of its Subsidiaries or any of their respective directors, officers, employees or, to Meadow’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action or made or failed to make any other statement, in violation of Anti-Bribery Laws except, in each case, as would not be material to Meadow’s business or operations. Neither Meadow nor any of its

Subsidiaries nor any of their respective officers, employees or agents is or has been, in any capacity relating to Meadow or such Subsidiary, the subject of any debarment or exclusionary claims, actions, proceedings, or, to Meadow’s Knowledge, investigation by any Governmental Entity with respect to potential violations of Anti-Bribery Laws except, in each case, as would not be material to Meadow’s business or operations. None of Meadow, any of its Subsidiaries or any of their respective officers, employees or, to Meadow’s Knowledge, agents is or has been subject to mandatory or permissive debarment for any basis specified at 21 U.S.C. 335a, and none of Meadow, any of its Subsidiaries or any of their respective principals (as defined at 48 C.F.R. 52.209-5(a)(2)) would be required to certify affirmatively to any element of the certification at 48 C.F.R. 52.209-5.

4.23. Ownership and Operations of Merger Sub. Meadow, directly or indirectly, owns beneficially all of the outstanding shares of common stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the Contemplated Transactions. The authorized shares of common stock of Merger Sub consist of 1,000 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly owned by Meadow, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.

4.24. Ownership of Iris Common Stock. Since January 1, 2020, neither Meadow nor any of its Subsidiaries has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Iris Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Iris Common Stock. There are no voting trusts or other agreements or understandings to which Meadow or any its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Iris or any of its Subsidiaries.

ARTICLE V

COVENANTS

5.1. Interim Operations.

(a) Conduct of Business by Iris. Except (i) for matters set forth in Section 5.1(a) of the Iris Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, (iii) as required by applicable Law, (iv) in connection with the COVID-19 pandemic, to the extent reasonably necessary, (A) to protect the health and safety of Iris’s or any of its Subsidiaries’ employees, (B) to respond to third party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Entity arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19) (collectively, “COVID-19 Measures and Responses”), or (v) as may be consented to in writing by Meadow (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms (such time, the “Pre-Closing Period”), Iris shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the Ordinary Course of Business. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Iris Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Meadow (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Iris shall not, and shall not permit any of its Subsidiaries to, do any of the following (provided that no such consent of Meadow shall be required to the extent Iris reasonably believes, based on its outside counsel’s advice, that obtaining such consent constitutes a violation of any applicable Laws):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of Iris or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Iris Stock Incentive Plans or Iris Inducement Grants in accordance with the terms of such award in effect on the date of this Agreement);

(ii) sell, issue, grant, modify, reprice, pledge or otherwise dispose of or encumber or authorize: (A) any capital stock or other security of Iris or any of its Subsidiaries (except for shares of Iris Common Stock issued upon the valid exercise or conversion of outstanding Iris Options, ESPP Options or settlement of Iris RSUs); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Iris or any of its Subsidiaries;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of Iris’s or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure in excess of 110% of the budgeted capital expenditure amounts set forth in Iris’s operating budget delivered to Meadow concurrently with the execution of this Agreement (the “Iris Budget”);

(vi) other than as required by applicable Law or the terms of any Iris Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Iris Benefit Plan, other than in the Ordinary Course of Business; (B) cause or permit any Iris Benefit Plan to be amended in any material respect, other than in the Ordinary Course of Business, other than discretionary accelerated vesting of some or all of the Iris RSUs to facilitate pre-Closing tax withholding; (C) increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to any of its directors, officers or employees, including for the avoidance of doubt, the 2022 annual bonuses paid pursuant to the Iris Contingent Cash Compensation program, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business or (D) hire any officer or employee (other than ordinary course replacement of departed employees or officers in the positions set forth on Section 5.1(a)(vi) of the Iris Disclosure Schedule during the Pre-Closing Period);

(vii) recognize any labor union or labor organization, except as otherwise required by applicable Law;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Lien with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any material Iris IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x) make, change or revoke any material Tax election, fail to pay any income Tax or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income Tax or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income Tax or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven months), or adopt or change any material accounting method in respect of Taxes;

(xi) enter into, materially amend or terminate any Iris Material Contract, or enter into any Contract that would be considered an Iris Material Contract if in effect on the date hereof;

(xii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiii) initiate or settle any Legal Proceeding;

(xiv) enter into or amend any Contract for the purpose of preventing or materially impeding, interfering with, hindering or delaying the consummation of the Contemplated Transactions; or

(xv) agree, resolve or commit to do any of the foregoing.

(b) Conduct of Business by Meadow. Except (i) for matters set forth in Section 5.1(b) of the Meadow Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, (iii) as required by applicable Law, (iv) for COVID-19 Measures and Responses, or (v) as may be consented to in writing by Iris (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Meadow shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the Ordinary Course of Business. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Meadow Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Iris (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Meadow shall not, and shall not permit any of its Subsidiaries to, do any of the following (provided that no such consent of Iris shall be required to the extent Meadow reasonably believes, based on its outside counsel’s advice, that obtaining such consent constitutes a violation of any applicable Laws):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of Meadow or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Meadow Stock Plans in accordance with the terms of such award in effect on the date of this Agreement);

(ii) sell, issue, grant, modify, reprice, pledge or otherwise dispose of or encumber or authorize: (A) any capital stock or other security of Meadow, any of its Subsidiaries or Merger Sub (except for shares of Meadow Common Stock issued upon the valid exercise or conversion of outstanding Meadow Options or Meadow Warrants); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Meadow, any of its Subsidiaries or Merger Sub;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of Meadow’s or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;

(iv) other than Merger Sub, form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure in excess of 110% of the budgeted capital expenditure amounts set forth in Meadow’s operating budget delivered to Iris concurrently with the execution of this Agreement (the “Meadow Budget”);

(vi) other than as required by applicable Law or the terms of any Meadow Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Meadow Benefit Plan, other than in the Ordinary Course of Business; (B) cause or permit any Meadow Benefit Plan to be amended in any material respect, other than in the Ordinary Course of Business; (C) increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business or (D) hire any officer or employee (other than ordinary course replacement of departed employees or officers in the positions set forth on Section 5.1(b)(vi) of the Meadow Disclosure Schedule during the Pre-Closing Period);

(vii) recognize any labor union or labor organization, except as otherwise required by applicable Law;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Lien with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any material Intellectual Property Rights that are owned or purported to be owned by Meadow or its Subsidiaries, or exclusively licensed or purported to be exclusively licensed to Meadow or its Subsidiaries;

(x) make, change or revoke any material Tax election, fail to pay any income Tax or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income Tax or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income Tax or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven months), or adopt or change any material accounting method in respect of Taxes;

(xi) enter into, materially amend or terminate any Meadow Material Contract, or enter into any Contract that would be considered a Meadow Material Contract if in effect on the date hereof;

(xii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiii) initiate or settle any Legal Proceeding;

(xiv) enter into or amend any Contract for the purpose of preventing or materially impeding, interfering with, hindering or delaying the consummation of the Contemplated Transactions; or

(xv) agree, resolve or commit to do any of the foregoing.

(c) Notice of Material Events. During the Pre-Closing Period, each Party shall promptly notify the other Party in writing upon becoming aware of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the conditions set forth in Article VI impossible or unlikely. Without limiting the generality of the foregoing, a Party shall promptly advise the other Party in writing upon becoming aware of (i) any claim asserted or Legal Proceeding commenced, or, to the Party’s knowledge, either: (A) with respect to a Governmental Entity, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to, involving or otherwise affecting any of the Contemplated Transactions; (ii) any knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions; and (iii) any other material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any Party or its respective Subsidiaries. No notification given pursuant to this Section 5.1(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of such Party contained in this Agreement.

(d) All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 5.1 shall be in writing and shall be deemed given as provided for in Section 8.7, and, in each case, shall be addressed to such individuals as the Parties shall designate in writing from time to time.

5.2. Iris Acquisition Proposals; Iris Change in Recommendation.

(a) No Solicitation or Negotiation. During the Pre-Closing Period, except as expressly permitted by this Section 5.2, Iris shall not, and Iris shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall cause its and their respective investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, along with such directors, officers and employees, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, induce, encourage or facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Iris Acquisition Proposal;

(ii) participate in any discussions or negotiations or cooperate in any way with any Person regarding any Iris Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Iris Acquisition Proposal;

(iii) provide any non-public information or data concerning Iris or any of its Subsidiaries to any Person in connection with any Iris Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Iris Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating an Iris Acquisition Proposal;

(iv) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to an Iris Acquisition Proposal;

(v) adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Iris Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(vi) take any action or exempt any Person (other than Meadow and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Iris’s organizational or other governing documents; or

(vii) publicly propose, resolve or agree to do any of the foregoing.

Iris shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Iris Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to an Iris Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Iris Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement, Iris shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Iris Acquisition Proposal within the last 12 months, to the effect that Iris is ending all discussions and negotiations with such Person with respect to any such Iris Acquisition Proposal effective as of the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person. Iris shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between Iris and any Person (other than Meadow), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit an Iris Acquisition Proposal, unless in any such case the Iris Board shall have determined, in good faith, after consultation with outside legal counsel, that such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Iris Stockholder Approval is obtained, Iris may, in response to an unsolicited, bona fide written Iris Acquisition Proposal (which Iris Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach of this Section 5.2 and so long as at least three Business Days prior it has provided written notice to Meadow of the identity of such Person or group making the Iris Acquisition Proposal, the material terms and conditions of such Iris Acquisition Proposal (including, if applicable, copies of any material written communications) and its intention to engage or participate in any discussions or negotiations with any such

Person or group, (i) provide access to non-public information regarding Iris or any of its Subsidiaries to the Person or group making the Iris Acquisition Proposal provided that such information has previously been made available to Meadow or is provided to Meadow substantially concurrently with the making of such information available to such Person or group and that, prior to furnishing any such non-public information, Iris receives from the Person or group making such Iris Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects (including with respect to confidentiality and restrictions on use) on such Person(s) as the Confidentiality Agreement’s terms are on Meadow (it being understood that such confidentiality agreement need not prohibit the making or amending of an Iris Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person or group regarding such Iris Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Iris Board determines in good faith after consultation with outside financial advisors and outside legal counsel that (x) such Iris Acquisition Proposal either constitutes an Iris Superior Proposal or would reasonably be expected to result in an Iris Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notice. Iris shall promptly (and, in any event, within 24 hours) notify Meadow (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to an Iris Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to an Iris Acquisition Proposal are received by Iris, (ii) any Person requests non-public information from Iris in connection with any Iris Acquisition Proposal (provided that Iris shall only be required to provide notice once per Person under this clause (ii)) or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to an Iris Acquisition Proposal are sought to be initiated with Iris, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Meadow informed, on a current basis (and in any event within 24 hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above. Iris agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Iris from providing any information to Meadow in accordance with this Section 5.2 or otherwise prohibits Iris from complying with its obligations under this Section 5.2. Iris further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit Iris from providing any information to Meadow in accordance with this Section 5.2 or otherwise prohibit Iris from complying with its obligations under this Section 5.2.

(d) Definitions. For purposes of this Agreement:

“Iris Acquisition Proposal” means any proposal (other than a proposal or offer by Meadow or any of its Affiliates) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of Iris; (ii) issuance or acquisition of securities representing more than 15% of the outstanding shares of any class of voting securities of Iris; (iii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Iris and of the subsidiaries of Iris that constitute or account for (A) more than 15% of the consolidated net revenues of Iris, consolidated net income of Iris or consolidated book value of Iris; or (B) more than 15% of the fair market value of the consolidated assets of Iris; or (iv) any liquidation or dissolution of Iris.

“Iris Intervening Event” means any Effect that is material to Iris and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Iris Board (or if known, the effect of which was not known to, or reasonably foreseeable) prior to the execution of this Agreement, which Effect becomes known to, or reasonably foreseeable by, the Iris Board prior to the receipt of the Iris Stockholder Approval and (ii) does not relate to (A) an Iris Acquisition Proposal or (B) (1) any changes in the market price or trading volume of Iris or Meadow, (2) Iris or Meadow meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself, (3) any events or developments relating to Meadow or any of the Meadow Affiliates, (4) any event or development generally affecting the industries in which Iris or Meadow operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable Law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by Iris or Meadow (or refrained to be taken by Iris or Meadow) pursuant to the Agreement or the consummation of the Contemplated Transactions, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events or (8) any Legal Proceedings made or brought by any of the current or former stockholders of Iris or Meadow (on their own behalf or on behalf of Iris or Meadow) against Iris or Meadow, including Legal Proceedings arising out of the Contemplated Transactions.

“Iris Superior Proposal” means any bona fide, written Iris Acquisition Proposal on terms which the Iris Board determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Iris’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Contemplated Transactions pursuant to Section 5.2(f) of this Agreement and the time likely to be required to consummate such Iris Acquisition Proposal); provided that for purposes of the definition of “Iris Superior Proposal”, the references to “15%” in the definition of Iris Acquisition Proposal shall be deemed to be references to “50%.”

(e) No Iris Change in Recommendation or Iris Alternative Acquisition Agreement. Except as provided in Section 5.2(f) and Section 5.2(g), the Iris Board and each committee of the Iris Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Meadow, the Iris Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Iris Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, or remove the Iris Board Recommendation from or fail to include the Iris Board Recommendation in the Joint Proxy Statement/Prospectus (each, an “Iris Change in Recommendation”) or (ii) cause or permit Iris or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(a)) relating to or that could reasonably be expected to lead to any Iris Acquisition Proposal or requiring Iris (or that would require or could reasonably be expected to require Iris) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Contemplated Transactions (an “Iris Alternative Acquisition Agreement”).

(f) Iris Change in Recommendation Due to Superior Proposal. Notwithstanding anything to the contrary set forth in Section 5.2(e), following receipt of an unsolicited, bona fide written Iris Acquisition Proposal by Iris after the date of this Agreement that did not result from a breach of this Section 5.2 and with respect to which Iris has received a written, definitive form of Iris Alternative Acquisition Agreement that has not been withdrawn, and the Iris Board determining in good faith, after consultation with outside financial advisors and outside legal counsel, that such Iris Acquisition Proposal constitutes an Iris Superior Proposal, the Iris Board may, at any time prior to the time the Iris Stockholder Approval is obtained, make an Iris Change in Recommendation, if all of the following conditions are met:

(i) Iris shall have complied in all material respects with the provisions of this Section 5.2 with respect to such Iris Acquisition Proposal and shall have (A) provided to Meadow four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Iris Acquisition Proposal that constitutes an Iris Superior Proposal, (2) the material terms and conditions of the Iris Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Iris Acquisition Proposal), including an unredacted copy of the Iris Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Iris Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Iris Superior Proposal shall require a new notice and an additional two Business Day period) and (3) that, subject to clause (ii) below, the Iris Board has determined to effect an Iris Change in Recommendation, and (B) prior to making such an Iris Change in Recommendation, (x) engaged in good faith negotiations with Meadow (to the extent Meadow wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement that may be proposed in writing by Meadow such that the Iris Alternative Acquisition Agreement ceases to constitute an Iris Superior Proposal, and (y) in determining whether to make an Iris Change in Recommendation, the Iris Board shall take into account any changes to the terms of this Agreement proposed in writing by Meadow; and

(ii) the Iris Board shall have determined, in good faith, after consultation with outside financial advisors and outside legal counsel, that, in light of such Iris Superior Proposal and taking into account any revised terms proposed in writing by Meadow, such Iris Superior Proposal continues to constitute an Iris Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Iris Change in Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Iris Change in Recommendation Due to Iris Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.2(e), upon the occurrence of any Iris Intervening Event, the Iris Board may, at any time prior to the time the Iris Stockholder Approval is obtained, make an Iris Change in Recommendation, if all of the following conditions are met:

(i) Iris shall have (A) provided to Meadow four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Iris Intervening Event and the rationale for the Iris Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Iris Intervening Event shall require a new notice and an additional two Business Day period), and (2) state expressly that, subject to clause (ii) below, the Iris Board has determined to effect an Iris Change in Recommendation and (B) prior to making such an Iris Change in Recommendation, engaged in good faith negotiations with Meadow (to the extent Meadow wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement that may be proposed in writing by Meadow in such a manner that the failure of the Iris Board to make an Iris Change in Recommendation in response to the Iris Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Iris Board shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Iris Intervening Event and taking into account any revised terms proposed in writing by Meadow, the failure to make an Iris Change in Recommendation, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit Iris from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Iris Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Iris Board is affirmed or remains unchanged; provided, further, that this Section 5.2(h) shall not be deemed to permit Iris or the Iris Board to effect an Iris Change in Recommendation except in accordance with Sections 5.2(f) or 5.2(g). Iris shall not submit to the vote of its stockholders any Iris Acquisition Proposal or Iris Superior Proposal prior to the termination of this Agreement.

5.3. Meadow Acquisition Proposals; Meadow Change in Recommendation.

(a) No Solicitation or Negotiation. During the Pre-Closing Period, except as expressly permitted by this Section 5.3, Meadow shall not, and Meadow shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall cause its and their respective Representatives not to, directly or indirectly:

(i) solicit, initiate, induce, encourage or facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Meadow Acquisition Proposal;

(ii) participate in any discussions or negotiations or cooperate in any way with any Person regarding any Meadow Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Meadow Acquisition Proposal;

(iii) provide any non-public information or data concerning Meadow or any of its Subsidiaries to any Person in connection with any Meadow Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Meadow Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Meadow Acquisition Proposal;

(iv) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Meadow Acquisition Proposal;

(v) adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Meadow Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(vi) take any action or exempt any Person (other than Iris and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Meadow’s organizational or other governing documents; or

(vii) publicly propose, resolve or agree to do any of the foregoing.

Meadow shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Meadow Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to a Meadow Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Meadow Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement, Meadow shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Meadow Acquisition Proposal within the last 12 months, to the effect that Meadow is ending all discussions and negotiations with such Person with respect to any such Meadow Acquisition Proposal effective as of the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person. Meadow shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between Meadow and any Person (other than Iris), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Meadow Acquisition Proposal, unless in any such case the Meadow Board shall have determined, in good faith, after consultation with outside legal counsel, that such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.3(a), prior to the time, but not after, the Meadow Stockholder Approval is obtained, Meadow may, in response to an unsolicited, bona fide written Meadow Acquisition Proposal (which Meadow Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach of this Section 5.3 and so long as at least three Business Days prior it has provided written notice to Iris of the identity of such Person or group making the Meadow Acquisition Proposal , the material terms and conditions of such Meadow Acquisition Proposal (including, if applicable, copies of any material written communications) and its intention to engage or participate in any discussions or negotiations with any such Person or group, (i) provide access to non-public information regarding Meadow or any of its Subsidiaries to the Person or group making the Meadow Acquisition Proposal; provided that such information has previously been made available to Iris or is provided to Iris substantially concurrently with the making of such information available to such Person or group and that, prior to furnishing any such non-public information, Meadow receives from the Person or group making such Meadow Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects (including with respect to confidentiality and restrictions on use) on such Person(s) as the Confidentiality Agreement’s terms are on Iris (it being understood that such confidentiality agreement need not prohibit the making or amending of a Meadow Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person or group regarding such Meadow Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Meadow Board determines in good faith after consultation with outside financial advisors and outside legal counsel that (x) such Meadow Acquisition Proposal either constitutes a Meadow Superior Proposal or would reasonably be expected to result in a Meadow Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notice. Meadow shall promptly (and, in any event, within 24 hours) notify Iris (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Meadow Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to an Meadow Acquisition Proposal are received by Meadow, (ii) any Person requests non-public information from Meadow in connection with any Meadow Acquisition Proposal (provided that Meadow shall only be required to provide notice once per Person under this clause (ii)) or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to a Meadow Acquisition Proposal are sought to be initiated with Meadow, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Iris reasonably informed, on a current basis (and in any event within 24 hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above. Meadow agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Meadow from providing any information to Iris in accordance with this Section 5.3 or otherwise prohibits Meadow from complying with its obligations under this Section 5.3. Meadow further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit Meadow from providing any information to Iris in accordance with this Section 5.3 or otherwise prohibit Meadow from complying with its obligations under this Section 5.3.

(d) Definitions. For purposes of this Agreement:

“Meadow Acquisition Proposal” means any proposal (other than a proposal or offer by Iris or any of its Affiliates) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of Meadow; (ii) issuance or acquisition of securities representing more than 15% of the outstanding shares of any class of voting securities of Meadow; (iii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Meadow and of the subsidiaries of Meadow that constitute or account for (A) more than 15% of the consolidated net revenues of Meadow, consolidated net income of Meadow or consolidated book value of Meadow; or (B) more than 15% of the fair market value of the consolidated assets of Meadow; or (iv) any liquidation or dissolution of Meadow.

“Meadow Intervening Event” means any Effect that is material to Meadow and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Meadow Board prior to the execution of this Agreement, which Effect becomes known to, or reasonably foreseeable by, the Meadow Board (or if known, the effect of which was not known to, or reasonably foreseeable) prior to the receipt of the Meadow Stockholder Approval and (ii) does not relate to (A) a Meadow Acquisition Proposal or (B) (1) any changes in the market price or trading volume of Meadow or Iris, (2) Meadow or Iris meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself, (3) any events or developments relating to Iris or any of the Iris Affiliates, (4) any event or development generally affecting the industries in which Meadow or Iris operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable Law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by Meadow or Iris (or refrained to be taken by Meadow or Iris) pursuant to the Agreement or the consummation of the Contemplated Transactions, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events or (8) any Legal Proceedings made or brought by any of the current or former stockholders of Meadow or Iris (on their own behalf or on behalf of Meadow or Iris) against Meadow or Iris, including Legal Proceedings arising out of the Contemplated Transactions.

“Meadow Superior Proposal” means any bona fide, written Meadow Acquisition Proposal on terms which the Meadow Board determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Meadow’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Contemplated Transactions pursuant to Section 5.3(f) of this Agreement and the time likely to be required to consummate such Meadow Acquisition Proposal); provided that for purposes of the definition of “Meadow Superior Proposal”, the references to “15%” in the definition of Meadow Acquisition Proposal shall be deemed to be references to “50%.”

(e) No Meadow Change in Recommendation or Meadow Alternative Acquisition Agreement. Except as provided in Section 5.3(f) and Section 5.3(g), the Meadow Board and each committee of the Meadow Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Iris, the Meadow Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Meadow Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, or remove the Meadow Board Recommendation from or fail to include the Meadow Board Recommendation in the Joint Proxy Statement/Prospectus (each, a “Meadow Change in Recommendation”) or (ii) cause or permit Meadow or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(a)) relating to or that could reasonably be expected to lead to any Meadow Acquisition Proposal or requiring Meadow (or that would require or could reasonably be expected to require Meadow) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Contemplated Transactions (a “Meadow Alternative Acquisition Agreement”).

(f) Meadow Change in Recommendation Due to Superior Proposal. Notwithstanding anything to the contrary set forth in Section 5.3(e), following receipt of an unsolicited, bona fide written Meadow Acquisition Proposal by Meadow after the date of this Agreement that did not result from a breach of this Section 5.3 and with respect to which Meadow has received a written, definitive form of a Meadow Alternative Acquisition Agreement that has not been withdrawn, and the Meadow Board determining in good faith, after consultation with outside financial advisors and outside legal counsel, that such Meadow Acquisition Proposal constitutes a Meadow Superior Proposal, the Meadow Board may, at any time prior to the time the Meadow Stockholder Approval is obtained, make a Meadow Change in Recommendation, if all of the following conditions are met:

(i) Meadow shall have complied in all material respects with the provisions of this Section 5.3 with respect to such Meadow Acquisition Proposal and shall have (A) provided to Iris four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Meadow Acquisition Proposal that constitutes a Meadow Superior Proposal, (2) the material terms and conditions of the Meadow Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Meadow Acquisition Proposal), including an unredacted copy of the Meadow Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Meadow Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Meadow Superior Proposal shall require a new notice and an additional two Business Day period) and (3) that, subject to clause (ii) below, the Meadow Board has determined to effect a Meadow Change in Recommendation, and (B) prior to making such a Meadow Change in Recommendation, (x) engaged in good faith negotiations with Iris (to the extent Iris wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement that may be proposed in writing by Iris such that the Meadow Alternative Acquisition Agreement ceases to constitute a Meadow Superior Proposal, and (y) in determining whether to make a Meadow Change in Recommendation, the Meadow Board shall take into account any changes to the terms of this Agreement proposed in writing by Iris; and

(ii) the Meadow Board shall have determined, in good faith, after consultation with outside financial advisors and outside legal counsel, that, in light of such Meadow Superior Proposal and taking into account any revised terms proposed in writing by Iris, such Meadow Superior Proposal continues to constitute a Meadow Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Meadow Change in Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Meadow Change in Recommendation Due to Meadow Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.3(e), upon the occurrence of any Meadow Intervening Event, the Meadow Board may, at any time prior to the time the Meadow Stockholder Approval is obtained, make a Meadow Change in Recommendation, if all of the following conditions are met:

(i) Meadow shall have (A) provided to Iris four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Meadow Intervening Event and the rationale for the Meadow Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Meadow Intervening Event shall require a new notice and an additional two Business Day period), and (2) state expressly that, subject to clause (ii) below, the Meadow Board has determined to effect a Meadow Change in Recommendation and (B) prior to making such a Meadow Change in Recommendation, engaged in good faith negotiations with Iris (to the extent Iris wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement that may be proposed in writing by Iris in such a manner that the failure of the Meadow Board to make a Meadow Change in Recommendation in response to the Meadow Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Meadow Board shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Meadow Intervening Event and taking into account any revised terms proposed in writing by Iris, the failure to make a Meadow Change in Recommendation, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit Meadow from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Meadow Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Meadow Board is affirmed or remains unchanged; provided, further, that this Section 5.3(h) shall not be deemed to permit the Meadow Board or Iris Board to effect an Iris Change in Recommendation except in accordance with Sections 5.3(f) or 5.3(g). Meadow shall not submit to the vote of its stockholders any Meadow Acquisition Proposal or Meadow Superior Proposal prior to the termination of this Agreement.

5.4. Information Supplied.

(a) Iris and Meadow shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Iris Stockholders Meeting and the Meadow Stockholders Meeting. As promptly as practicable following the date of this Agreement, Meadow shall prepare (with Iris’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Meadow Common Stock to be issued in the Merger. Meadow shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other Contemplated Transactions. Meadow shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Meadow Common Stock in the Merger. Each of Iris and Meadow shall furnish all information concerning Iris and the holders of Shares and Meadow and the holders of the capital stock of Meadow, as applicable, as may be reasonably requested in connection with any such action. Each of Iris and Meadow shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Iris’s stockholders and Meadow’s stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(b) No filing of, or amendment or supplement to, the Registration Statement will be made by Meadow, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by Iris or Meadow, in each case without providing the other Party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with an Iris Change in Recommendation or a Meadow Change in Recommendation, as applicable), and each Party shall consider in good faith and reflect all comments reasonably proposed by the other Party. Each of Iris and Meadow shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not publicly available. Each of Iris and Meadow shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Registration Statement or Joint Proxy Statement/Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Iris Stockholder Approval or the Meadow Stockholder Approval, any information relating to Iris or Meadow, or any of their respective Affiliates, directors or officers, should be discovered by Iris or Meadow which is required to be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Iris or the stockholders of Meadow, as applicable. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus, or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement, Joint Proxy Statement/Prospectus or the Merger and (ii) all orders of the SEC relating to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/Prospectus will be made by either Party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each Party shall consider in good faith and reflect all comments reasonably proposed by the other Party. The Parties will cause the Registration Statement and Joint Proxy Statement/Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

5.5. Stockholder Meetings.

(a) Iris Stockholders Meeting.

(i) Iris will, as promptly as practicable in accordance with applicable Law and its certificate of incorporation and bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Registration Statement (the “Iris Stockholders Meeting”). Iris shall use its reasonable best efforts to hold Iris Stockholders Meeting on the same day as the Meadow Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.2, the Iris Board shall include the Iris Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Iris Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, (A) if on or before the date on which the Iris Stockholders Meeting is scheduled, Iris reasonably believes that (1) it will not receive proxies representing the Iris Stockholder Approval, whether or not a quorum is present or (2) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Iris Stockholders Meeting, Iris may (and, if requested by Meadow, Iris shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Iris Stockholders Meeting and (B) Iris may postpone or adjourn the Iris Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Iris has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Iris prior to the Iris Stockholders Meeting, as long as the date of the Iris Stockholders Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (A) and (B).

(ii) Notwithstanding any Iris Change in Recommendation, Iris shall submit this Agreement to the holders of Shares for adoption at the Iris Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Iris Stockholders Meeting. Without the prior written consent of Meadow, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by Iris’s stockholders in connection with the adoption of this Agreement and the Contemplated Transactions) that Iris shall propose to be acted on by the stockholders of Iris at the Iris Stockholders Meeting.

(b) Meadow Stockholders Meeting.

(i) Meadow will, as promptly as practicable in accordance with applicable Law and its certificate of incorporation and bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Registration Statement (the “Meadow Stockholders Meeting”). Meadow shall use its reasonable best efforts to hold the Meadow Stockholders Meeting on the same day as the Iris Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.3, the Meadow Board shall include the Meadow Board Recommendation in the Joint Proxy Statement/Prospectus that the holders of capital stock of Meadow approve the Meadow Share Issuance and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, (A) if on or before the date on which the Meadow Stockholders Meeting is scheduled, Meadow reasonably believes that (1) it will not receive proxies representing the Meadow Stockholder Approval, whether or not a quorum is present or (2) it will not have enough shares of Meadow Common Stock represented to constitute a quorum necessary to conduct the business of the Meadow Stockholders Meeting, Meadow may (and, if requested by Iris, Meadow shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Meadow Stockholders Meeting and (B) Meadow may postpone or adjourn the Meadow Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Meadow has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Meadow prior to the Meadow Stockholders Meeting, as long as the date of the Meadow Stockholders Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (A) and (B).

(ii) Notwithstanding any Meadow Change in Recommendation, Meadow shall seek the Meadow Stockholder Approval at the Meadow Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Meadow Stockholders Meeting. Without the prior written consent of Iris, the Meadow Share Issuance shall be the only matter (other than matters of procedure and matters required by Law to be voted on by Meadow’s stockholders in connection with the Contemplated Transactions) that Meadow shall propose to be acted on by the stockholders of Meadow at the Meadow Stockholders Meeting.

5.6. Regulatory Approvals and Related Matters.

(a) Each of Iris and Meadow shall give the other Party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such Legal Proceeding, each of Iris or Meadow will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding.

(b) Subject to the immediately following sentence, Meadow and Iris shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

(c) Iris and Meadow each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Joint Proxy Statement/Prospectus and any other statement, filing, notice or application made by or on behalf of Meadow, Iris or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Contemplated Transactions.

(d) Iris and Meadow each shall promptly furnish the other with copies of notices or other communications received by Iris or Meadow, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Contemplated Transactions, other than immaterial communications.

5.7. Access; Consultation. Upon reasonable notice, and except as may otherwise be required by applicable Law, each of Iris and Meadow shall, and shall cause each of its Subsidiaries to, afford the other Party’s Representatives reasonable access (at the requesting Party’s cost) under the supervision of appropriate personnel of the other Party, during normal business hours during the period prior to the Effective Time, to the other Party’s, and each of its Subsidiaries’ properties, assets, books, records and contracts and, during such period, each of Iris and Meadow shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by Iris or Meadow; and provided, further that the foregoing shall require neither Iris nor Meadow to permit any invasive sampling or testing or to disclose any information pursuant to this Section 5.7 to the extent that (a) in the reasonable good faith judgment of such Party, any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (b) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party or (c) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (a) through (c) of this Section 5.7, Meadow or Iris, as applicable, shall use its commercially reasonable efforts to (i) obtain the required consent of any such third party to provide such inspection or disclosure, (ii) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Meadow and Iris and (iii) in the case of clauses (a) and (c), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. All requests for information made pursuant to this Section 5.7 shall be directed in writing to an executive officer of Iris or Meadow, as applicable, or such Person as may be designated by any such executive officer. Each Party shall take reasonable steps to ensure that any information it obtains regarding the other Party pursuant to this Section 5.7 shall be used solely in connection with, and in furtherance of effecting, the Contemplated Transactions.

5.8. Stock Exchange Listing, De-listing and De-registration. Meadow shall use reasonable best efforts to cause the shares of Meadow Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Capital Market, subject to official notice of issuance, prior to the Effective Time. Iris shall take all actions necessary to permit the Shares and any other security issued by Iris or one of its Subsidiaries and listed on The Nasdaq Global Market to be de-listed and de-registered under the Exchange Act as soon as possible following the Effective Time.

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5.11. Publicity. The initial press release with respect to the Merger and the other Contemplated Transactions shall be a joint press release approved by both Parties and thereafter Iris and Meadow shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Contemplated Transactions and any filings with any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (b) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (c) any press release or public statement that consists solely of information previously disclosed in all material respects in prior press releases issued or public statements made by a Party in compliance with this Section 5.11, (d) any internal announcements to employees regarding the Merger so long as such statements consist solely of information previously disclosed in all material respects in previous press releases issued or public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party) or (e) with respect to any Iris Change in Recommendation or Meadow Change in Recommendation made in accordance with this Agreement or, as applicable, Meadow’s or Iris’s response thereto.

5.12. Expenses. Except as otherwise provided in Sections 7.5 and 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expense.

5.13. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Meadow and the Surviving Company shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director or officer of Iris or any of its Subsidiaries (each, an “Indemnified Person”) against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under ERISA), and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (other than an action by or in the right of Iris), arising out of or pertaining to the fact that the Indemnified Person is or was, or has agreed to become, a director or officer of Iris, or is or was serving, or has agreed to serve, at the request of Iris, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Iris would be required to indemnify such person under the DGCL, Iris’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) or the D&O Indemnification Agreement with such person. Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such action, suit or proceeding and any appeal therefrom from each of Meadow and the Surviving Company to the fullest extent that Iris would be required to advance expenses to such person under the certificate of incorporation or bylaws of Iris or the D&O Indemnification Agreement with such person, within 10 Business Days of receipt by Meadow or the Surviving Company from the Indemnified Person of a request therefor; provided, that any Indemnified Person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL in the event that Iris was providing the advancement, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Person is not entitled to indemnification under applicable Law.

(b) Meadow shall cause all rights to exculpation, indemnification and advancement by Iris and its Subsidiaries existing in favor of the Indemnified Persons for their acts and omissions as directors and officers of Iris or any of its Subsidiaries occurring prior to the Effective Time, as provided in Iris’s or its applicable Subsidiary’s Organizational Documents (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between Iris and said Indemnified Persons (as such agreements are in effect as of the date of this Agreement) to survive the Merger and be observed by the Surviving Company to the fullest extent permitted by Delaware law for a period of six years from the date on which the Merger becomes effective, which provisions governing such rights shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any Indemnified Persons.

(c) From and after the Effective Time, Meadow shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Meadow. Prior to the Effective Time, Iris shall purchase a six year “tail policy” for the existing policy of directors’ and officers’ liability insurance maintained by Iris as of the date of this Agreement in the form made available by Iris to Meadow prior to the date of this Agreement at an annualized premium not to exceed 300% of the annual premiums currently paid by Iris for such insurance. The costs of such tail policy will be split evenly between Iris and Meadow, and the portion paid for by Meadow will be treated as a Transaction Expense of Meadow hereunder.

(d) In the event Meadow or Iris or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person, (iii) consummates any division transaction or (iv) engages in any similar transaction, then, and in each such case, Meadow and any of its successors and assigns shall ensure that the successors and assigns of Meadow or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.13.

(e) If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 5.13 that is denied by Meadow and/or Iris or the Surviving Company, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification or advancement of expenses, then Meadow, Iris or the Surviving Company shall pay the Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Person in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 5.13 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives.

5.14. Takeover Statute. Iris and the Iris Board and Meadow and the Meadow Board shall use their respective reasonable best efforts to (a) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Contemplated Transactions and (b) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Contemplated Transactions, take all action reasonably appropriate to ensure that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such statute or regulation on the Contemplated Transactions.

5.15. Control of Iris’s or Meadow’s Operations. Nothing contained in this Agreement shall give Meadow or Iris, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Meadow and Iris shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.16. Directors and Officers; Post-Closing Company Headquarters and Name.

(a) The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (i) the Meadow Board is comprised of 8 members, with 4 such members designated by Meadow, 3 such members designated by Iris (with the Person listed as chair of the Meadow Board in Exhibit D hereto designated by Iris as the chair of the Meadow Board) and 1 such member designated jointly by Meadow and Iris, with each such designee and the class of the Meadow classified board to which such designee is appointed set forth in Exhibit D as modified from time to time in accordance with this Section 5.16(a), and (ii) the Persons listed in Exhibit D hereto under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Meadow, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Exhibit D is unable or unwilling to serve as an officer of Meadow, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor. The Persons listed in Exhibit D under the heading “Board Designees – Meadow” shall be Meadow’s designees pursuant to clause (i) of this Section 5.16(a) (which list may be changed by Meadow at any time prior to the Closing by written notice to Iris to include different board designees who are reasonably acceptable to Iris). The Persons listed in Exhibit D under the heading “Board Designees – Iris” shall be Iris’s designees pursuant to clause (i) of this Section 5.16(a) (which list may be changed by Iris at any time prior to the Closing by written notice to Meadow to include different board designees who are reasonably acceptable to Meadow). The Person listed in Exhibit D under the heading “Board Designee – Joint” shall be the member of the Meadow Board jointly designated by Meadow and Iris pursuant to clause (i) of this Section 5.16(a) (which may be changed by mutual agreement of Meadow and Iris at any time prior to the Closing). Each Person listed in Exhibit D under the heading “Committee Chairs” shall be the chair of the committee of the Meadow Board set forth opposite such Person’s name, in each case effective as of immediately after the Effective Time. At the Effective Time, the charter of each committee of the Meadow Board shall be amended to affirmatively state that, unless specifically reflected otherwise in the Certificate of Incorporation, the bylaws of Meadow or any other Organizational Document of Meadow, all authority is vested in the full Meadow Board.

(b) At and following the Effective Time, Meadow’s principal executive offices shall be located in San Diego, CA.

(c) The name and the ticker symbol of Meadow at and following the Effective Time (which shall be distinct from the Parties’ current names) shall be mutually determined by Meadow and Iris prior to filing the Proxy Statement/Prospectus.

5.17. Section 16(b). The board of directors of each of Iris and Meadow (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions within its control as may be necessary or appropriate to cause the Contemplated Transactions and any other dispositions of equity securities of Iris and acquisitions of equity securities of Meadow (including derivative securities) in connection with the Contemplated Transactions by each individual who is a director or executive officer of Iris or is or may become a director or executive officer of Meadow in connection with the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.18. Approval by Sole Stockholder of Merger Sub. Immediately (and in any event with 24 hours) following the execution and delivery of this Agreement by the Parties, Meadow, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.

5.19. Stockholder Litigation. Each Party shall notify the other Party, in writing and promptly after acquiring knowledge thereof, of any litigation related to this Agreement, the Merger or the other Contemplated Transactions that is brought against or, to the Knowledge of Iris or Meadow, threatened against, either Party, either Party’s Subsidiaries and/or any of their respective directors or officers and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Each Party shall provide the other Party (a) the opportunity to participate in the defense of any such Legal Proceedings and (b) the right to review and comment on all material filings or responses to be made by the Parties in connection with any such Legal Proceedings (and the Parties shall in good faith take such comments and other advice into consideration). The Parties agree to cooperate in the defense and settlement of any such litigation, and neither Party shall settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that such other Party will not be obligated to consent to any settlement that does not include a full release of the litigating Party and such Party’s Affiliates or that imposes an injunction or other equitable relief upon the litigating Party or any of its Affiliates. Without limiting in any way the Parties’ obligations under Section 5.6, each of Iris and Meadow shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 5.19.

5.20. Tax Treatment.

(a) Each of Meadow and Merger Sub shall use its respective reasonable best efforts to, and cause each of their respective Subsidiaries to, cause the Merger to qualify for the Intended Tax Treatment. Neither Meadow nor Merger Sub shall take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(b) Iris shall use its reasonable best efforts to, and cause its Subsidiaries to, cause the Merger to qualify for the Intended Tax Treatment. Iris shall not take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(c) Unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or any analogous provision of applicable state, local or foreign Law, (i) each of the Parties shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all Tax Returns, and (ii) none of the Parties shall take any Tax reporting position inconsistent with the characterization of the Contemplated Transactions as a “reorganization” under Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(d) If, in connection with the preparation and filing of the Joint Proxy Statement/Prospectus, the Registration Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the Intended Tax Treatment be prepared and submitted (a “Tax Opinion”), (i) Meadow and Iris shall each use their respective reasonable best efforts to deliver to Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Iris, and to Morgan, Lewis & Bockius LLP, counsel to Meadow, customary Tax representation letters satisfactory to each such counsel, dated and executed as of such date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Registration Statement or any other filing required by applicable Law, (ii) Iris shall use its reasonable best efforts to cause Wilmer Cutler Pickering Hale and Dorr LLP to furnish a Tax Opinion addressed to Iris, subject to customary assumptions and limitations, satisfactory to the SEC and (iii) Meadow shall use its reasonable best efforts to cause Morgan, Lewis & Bockius LLP to furnish a Tax Opinion addressed to Meadow, subject to customary assumptions and limitations, satisfactory to the SEC.

(e) Notwithstanding anything to the contrary contained herein, Meadow and Iris each shall pay 50% of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger, and the portion paid for by Meadow will be treated as a Transaction Expense of Meadow hereunder. The party responsible under applicable Law shall file any necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, each of Meadow, Iris and their respective Affiliates shall join in the execution of any such Tax Returns.

5.21. Employee Matters.

(a) For twelve (12) months following the Closing Date (or, if earlier, until the termination date of a Current Employee, as defined below), Meadow shall, or shall cause the Surviving Company to, maintain for each individual employed by Iris or any of its Subsidiaries at the Effective Time (each, a “Current Employee”), to the extent they continue to be employed by Meadow or the Surviving Company: (i) base salary or wage and cash incentive compensation opportunities at least as favorable, as to each element, as that provided to similarly situated employees of Meadow and (ii) benefits, including severance benefits, that are at least as favorable, in the aggregate, to those benefits maintained for and/or provided to similarly situated employees of Meadow.

(b) Meadow shall, and shall cause the Surviving Company to, cause service rendered by each Current Employee to Iris or any of its Subsidiaries (or its or their predecessors) prior to the Effective Time to be taken into account with respect to employee benefit plans of Meadow, any of its Subsidiaries and/or the Surviving Company for purposes of determining eligibility to participate, level of benefits and vesting, to the same extent as such service was taken into account under an Iris Benefit Plan immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, for the plan year in which the Effective Time occurs, Meadow shall, or shall cause the Surviving Company to, use commercially reasonable efforts to waive for the Current Employees any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any health plan of Meadow, any of its Subsidiaries and/or the Surviving Company.

(c) If requested by Meadow, Iris shall, at least one (1) day prior to the Effective Time, (i) adopt written resolutions (or take other necessary and appropriate actions) to terminate each Iris Benefit Plan intended to be qualified under Section 401(a) of the Code (the “Iris 401(k) Plan”), (ii) adopt written resolutions (or take other necessary and appropriate actions) to amend the Iris 401(k) Plan to cease any new contributions or transfers to the Iris stock fund thereunder immediately prior to termination of the Iris 401(k) Plan, (iii) cease all contributions to the Iris 401(k) Plan for any compensation paid after such termination date, (iv) one hundred percent (100%) vest all participants under the Iris 401(k) Plan, with such termination, cessation and vesting to be effective no later than the day preceding the Effective Time and (v) provide Meadow with a copy of such resolutions for review and comment at least five (5) business days prior to the Effective Time.

(d) Without limiting the generality of this Section 5.21, no provision of this Agreement (i) prohibits Meadow, Iris or the Surviving Company from amending, modifying or terminating any Iris Benefit Plan or any other benefit or compensation plan, program, contract, agreement, policy or arrangement in a manner that does not conflict with or contravene the obligations of Meadow, Iris, the Surviving Company or any of their respective Affiliates under this Section 5.21, (ii) requires Meadow or the Surviving Company to keep any Person employed or otherwise providing services for any period of time, or (iii) constitutes or shall be construed to constitute the establishment or adoption of, or amendment to, any Iris Benefit Plan or other benefit or compensation plan, program, contract, agreement, policy or arrangement. This Section 5.21 shall not confer upon any Current Employee or any other Person (including any beneficiary or dependent thereof) not a party to this Agreement any third-party beneficiary or similar rights or remedies.

5.22. Obligations of Merger Sub and Surviving Company. Meadow will take all action necessary to cause each of Merger Sub and the Surviving Company to perform their respective obligations under this Agreement before and after the Effective Time.

ARTICLE VI

CONDITIONS

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approvals. (i) The Iris Stockholder Approval shall have been obtained in accordance with applicable Law and Iris’s Organizational Documents and (ii) the Meadow Stockholder Approval shall have been obtained in accordance with applicable Law and Meadow’s Organizational Documents.

(b) Law; Judgment. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

(d) Nasdaq Listing. The existing shares of Meadow Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, and the shares of Meadow Common Stock issuable in connection with the Merger shall have been approved for listing on The Nasdaq Capital Market, subject to official notice of issuance.

6.2. Conditions to Obligations of Meadow and Merger Sub. The obligations of Meadow and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Meadow at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Iris contained in this Agreement (except for the representations and warranties contained in Sections 3.2(a), 3.3, 3.4 and 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Iris Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Iris Material Adverse Effect” set forth therein) would not have an Iris Material Adverse Effect (disregarding for purposes of this Section 6.2(a) clause (2) of the definition thereof); the representations and warranties of Iris contained in Sections 3.2(a), 3.3 (other than the first sentence of each of Section 3.3(a) and 3.3(e)), 3.4, and 3.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the representations and warranties of Iris contained in the first sentence of each of Section 3.3(a) and 3.3(e) shall be true and correct in all respects, except for de minimis inaccuracies at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Iris. Iris shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Iris Material Adverse Effect. After the date of this Agreement, there shall not have occurred and be continuing an Iris Material Adverse Effect.

(d) Iris Certificates. Meadow shall have received at the Closing (1) a certificate signed on behalf of Iris by a senior executive officer of Iris to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied and (2) a complete and duly executed certificate of Iris satisfying the requirements of Treasury Regulation section 1.1445-2(c)(3).

(e) Minimum Iris Net Cash. The Iris Final Net Cash shall have been determined in accordance with Section 2.6 to be greater than or equal to the Iris Minimum Net Cash.

6.3. Conditions to Obligation of Iris. The obligation of Iris to effect the Merger is also subject to the satisfaction or waiver by Iris at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Meadow contained in this Agreement (except for the representations and warranties contained in Sections 4.2(a), 4.3, 4.4 and 4.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Meadow Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Meadow Material Adverse Effect” set forth therein) would not have a Meadow Material Adverse Effect (disregarding for purposes of this Section 6.3(a) clause (2) of the definition thereof); the representations and warranties of Meadow contained in Sections 4.2(a), 4.3 (other than the first sentence of Section 4.3(a) and 4.3(e)), 4.4 and 4.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the representations and warranties of Meadow contained in the first sentence of Section 4.3(a) and 4.3(e) shall be true and correct in all respects, except for de minimis inaccuracies at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Meadow and Merger Sub. Each of Meadow and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Meadow Material Adverse Effect. After the date of this Agreement, there shall not have occurred and be continuing a Meadow Material Adverse Effect.

(d) Meadow Certificate. Iris shall have received at the Closing a certificate signed on behalf of Meadow by a senior executive officer of Meadow to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

(e) Minimum Meadow Net Cash. The Meadow Final Net Cash shall have been determined in accordance with Section 2.5 to be greater than or equal to the Meadow Minimum Net Cash.

6.4. Frustration of Conditions. None of Iris, Meadow or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

7.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a), by mutual written consent of Iris and Meadow.

7.2. Termination by Either Meadow or Iris. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Meadow or Iris if:

(a) the Merger shall not have been consummated by 11:59 p.m. (Eastern Standard time) on August 31, 2023, (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;

(b) the Iris Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to Iris if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Iris Stockholder Approval;

(c) the Meadow Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the Meadow Stock Issuance was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to Meadow if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Meadow Stockholder Approval; or

(d) any Law or Judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the satisfaction of the condition referred to in Section 6.1(a); provided, however, that the right to terminate this Agreement under this Section 7.2(d) shall not be available to any Party if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated.

7.3. Termination by Iris. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Iris if:

(a) at any time prior to the Meadow Stockholder Approval having been obtained, (i) the Meadow Board shall have made a Meadow Change in Recommendation, (ii) Meadow shall have failed to include the Meadow Board Recommendation in the Joint Proxy Statement/Prospectus or (iii) Meadow shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.2; provided that Iris’s right to terminate this Agreement pursuant to this Section 7.3(a) shall expire upon receipt of the Meadow Stockholder Approval; or

(b) at any time prior to the Effective Time, whether before or after the Iris Stockholder Approval referred to in Section 6.1(a) is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Meadow or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 6.3(a) or 6.3(b), as the case may be, would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Meadow from

Iris of such breach or failure and (ii) the date that is one Business Day prior to the Termination Date; provided that Iris shall not have the right to terminate this Agreement pursuant to this Section 7.3(a) if Iris is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

7.4. Termination by Meadow. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Meadow if:

(a) at any time prior to the Iris Stockholder Approval having been obtained, (i) the Iris Board shall have made an Iris Change in Recommendation, (ii) Iris shall have failed to include the Iris Board Recommendation in the Joint Proxy Statement/Prospectus or (iii) Iris shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.2; provided that Meadow’s right to terminate this Agreement pursuant to this Section 7.4(a) shall expire upon receipt of the Iris Stockholder Approval;

(b) at any time prior to the Effective Time, whether before or after the Meadow Stockholder Approval referred to in Section 6.1(a) is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Iris in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 6.2(a) or 6.2(b), as the case may be, would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Iris from Meadow of such breach or failure and (ii) the date that is one Business Day prior to the Termination Date; provided that Meadow shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if Meadow is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

(c) Either of the Clinical Milestones shall not have been completed by the Clinical Milestones Deadline.

7.5. Iris Termination Fee and Expense Reimbursement.

(a) In the event that (i) (A) after the date of this Agreement, an Iris Acquisition Proposal shall have been made to Iris and such Iris Acquisition Proposal becomes publicly known prior to the Iris Stockholders’ Meeting and, in either case, such Iris Acquisition Proposal shall not have been withdrawn at the time of the Iris Stockholders Meeting, (B) this Agreement is terminated by Iris or Meadow pursuant to Section 7.2(a) or Section 7.2(b), or by Meadow pursuant to Section 7.4(b) and (C) within 12 months after such termination, Iris enters into an Iris Alternative Acquisition Agreement with respect to an Iris Acquisition Proposal or consummates an Iris Acquisition Proposal (solely for purposes of this Section 7.5(i), the references to “15%” in the definition of Iris Acquisition Proposal shall be deemed to be references to “50%”); or (ii) this Agreement is terminated by Meadow pursuant to Section 7.4(a); then Iris shall, within two Business Days after such termination in the case of clause (ii) or within one Business Day after the consummation of an Iris Acquisition Proposal, in the case of clause (i), pay Meadow the Iris Termination Fee. In no event shall Iris be required to pay the Iris Termination Fee on more than one occasion.

(b) If this Agreement is terminated by Meadow pursuant to Section 7.2(b), Section 7.4(a) or Section 7.4(b), Iris shall reimburse Meadow for all reasonable out of pocket fees and expenses incurred by Meadow in connection with this Agreement and the Contemplated Transactions, up to a maximum of $1,000,000.00, by wire transfer of same day funds within five Business Days following the date on which Meadow submits to Iris true and correct copies of reasonable documentation supporting such expenses.

7.6. Meadow Termination Fee and Expense Reimbursement.

(a) In the event that (i) (A) after the date of this Agreement, a Meadow Acquisition Proposal shall have been made to Meadow and such Meadow Acquisition Proposal becomes publicly known prior to the Meadow Stockholders’ Meeting and, in either case, such Meadow Acquisition Proposal shall not have been withdrawn at the time of the Meadow Stockholders Meeting, (B) this Agreement is terminated by Meadow or Iris pursuant to Section 7.2(a) or Section 7.2(c), or by Iris pursuant to Section 7.3(b) and (C) within 12 months after such termination, Meadow enters into a Meadow Alternative Acquisition Agreement with respect to a Meadow Acquisition Proposal or consummates a Meadow Acquisition Proposal (solely for purposes of this Section 7.6(i), the references to “15%” in the definition of Meadow Acquisition Proposal shall be deemed to be references to “50%”); or (ii) this Agreement is terminated by Iris pursuant to Section 7.3(a); then Meadow shall, within two Business Days after such termination in the case of clause (ii) or within one Business Day after the consummation of an Meadow Acquisition Proposal in the case of clause (i), pay Iris the Meadow Termination Fee. In no event shall Meadow be required to pay the Meadow Termination Fee on more than one occasion.

(b) If this Agreement is terminated by Iris pursuant to Section 7.2(c), Section 7.3(a) or Section 7.3(b), Meadow shall reimburse Iris for all reasonable out of pocket fees and expenses incurred by Iris in connection with this Agreement and the Contemplated Transactions, up to a maximum of $1,000,000.00, by wire transfer of same day funds within five Business Days following the date on which Iris submits to Meadow true and correct copies of reasonable documentation supporting such expenses.

7.7. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.7 and in Section 8.1) shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve any Party (a) from any liability for Fraud or Willful Breach of this Agreement prior to such termination and (b) from any obligation to pay, if applicable, the Iris Termination Fee pursuant to Section 7.5 or the Meadow Termination Fee pursuant to Section 7.6, as applicable. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

7.8. Remedies.

(a) Each Party acknowledges that the agreements contained in Sections 7.5 and 7.6 are an integral part of the Contemplated Transactions, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if Iris fails to pay promptly the Iris Termination Fee pursuant to Section 7.5 or Meadow fails to pay promptly the Meadow Termination Fee pursuant to Section 7.6 (each, a “Termination Fee”), and, in order to obtain such Termination Fee, the Party entitled to receive such Termination Fee (the “Recipient”) commences a suit which results in a judgment against the Party obligated to pay such Termination Fee (the “Payor”), the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such Termination Fee at the prime rate in effect on the date such Termination Fee was required to be paid through the date of full payment thereof.

(b) The Parties agree that the monetary remedies set forth in this and the specific performance remedies set forth in Section 8.13 shall be the sole and exclusive remedies of (i) Iris and its Subsidiaries against Meadow, Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of Fraud or a Willful Breach of any covenant, agreement or obligation (in which case only Meadow shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of Meadow, Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except for the liability of Meadow in the case of Fraud or a Willful Breach of any covenant, agreement or obligation; and (ii) Meadow and Merger Sub against Iris and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Contemplated Transactions to be consummated except in the case of Fraud or a Willful Breach of any covenant, agreement or obligation (in which case only Iris shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of Iris and its Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except for the liability of Iris in the case of Fraud or a Willful Breach of any covenant, agreement or obligation.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

8.1. Survival. This Article VIII and the agreements of Iris, Meadow and Merger Sub contained in Section 5.12, Section 5.13 and Section 5.20 shall survive the consummation of the Merger. This Article VIII (other than Section 8.2, Section 8.3 and Section 8.4) and the agreements of Iris, Meadow and Merger Sub contained in Section 5.12, Section 7.5, Section 7.6, Section 7.7, Section 7.8 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

8.2. Amendment. This Agreement may be amended with the approval of Iris, Merger Sub and Meadow at any time (whether before or after obtaining the Iris Stockholder Approval or before or after obtaining the Meadow Stockholder Approval); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Iris, Merger Sub and Meadow.

8.3. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

8.4. Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.5. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Iris Disclosure Schedule, the Meadow Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.6. Governing Law and Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in New Castle County or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.7 of this Agreement. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (if no automated notice of delivery failure is received by the sender) prior to 5:00 p.m. New York time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Meadow or Merger Sub

MEI Pharma, Inc.

11455 El Camino Real Suite 250

San Diego, CA 92130

Attention: Daniel P. Gold and David M. Urso

Email: dgold@meipharma.com; urso@meipharma.com

with copies to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Steven A. Navarro and Robert W. Dickey

Email: steven.navarro@morganlewis.com; robert.dickey@morganlewis.com if to Iris

Infinity Pharmaceuticals, Inc.

1100 Massachusetts Avenue, Floor 4

Cambridge, Massachusetts 02138

Attention: General Counsel

Email: Seth.Tasker@infi.com

with copies to (which shall not constitute notice):

WilmerHale LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz, Cynthia Mazareas and Michael Gilligan

Email: hal.leibowitz@wilmerhale.com; cynthia.mazareas@wilmerhale.com;

michael.gilligan@wilmerhale.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

8.8. No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than Parties any rights or remedies hereunder, other than (a) the Indemnified Persons as provided in Section 5.13, (b) the right of Iris’s stockholders to receive the Merger Consideration after the Closing and (c) the rights of Iris’s other equityholders pursuant to Section 2.3.

8.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

8.10. No Other Representations and Warranties.

(a) Except for the representations and warranties of Iris contained in Article III, Meadow and Merger Sub acknowledge that neither Iris nor any of its Subsidiaries is making and has not made, and no other Person is making or has made on behalf of Iris or any of its Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the Contemplated Transactions. Neither Meadow nor Merger Sub is relying and neither Meadow nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Iris Disclosure Schedule. Such representations and warranties by Iris constitute the sole and exclusive representations and warranties of Iris and its Subsidiaries in connection with the Contemplated Transactions and each of Meadow and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Iris and its Subsidiaries.

(b) Except for the representations and warranties of Meadow and Merger Sub contained in Article IV, Iris acknowledges that neither Meadow nor Merger Sub is making or has made, and no other Person is making or has made on behalf of the Meadow or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the Contemplated Transactions. Iris is not relying and it has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Meadow Disclosure Schedule. Such representations and warranties by Meadow and Merger Sub constitute the sole and exclusive representations and warranties of Meadow and Merger Sub in connection with the Contemplated Transactions and Iris understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Meadow.

8.11. Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) References herein to a Person are also to such Person’s successors and permitted assigns.

(g) Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

(h) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively. Any capitalized terms used in any Exhibits or Schedules but not otherwise defined therein have the meanings ascribed to such terms as in this Agreement.

(i) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(j) The headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(k) The Parties agree that each of the Iris Disclosure Schedule and the Meadow Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Iris Disclosure Schedule or the Meadow Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(l) The phrase “made available” means, with respect to any documentation, that (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party prior to 11:59 p.m. (New York time) on the date that is one calendar day prior to the date of this Agreement, (ii) a copy of such material has been delivered directly to the other Party’s counsel or (iii) such material is disclosed in the Iris SEC Documents or the Meadow SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(m) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

8.12. Certain Definitions: For the purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first

Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

(b) “Anti-Bribery Laws” means the FCPA, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

(c) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

(d) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation in effect as of the Effective Time, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance (including IRS Notice 2020-65, 2020-38 IRB) issued thereunder or relating thereto.

(e) “Confidentiality Agreement” means the confidentiality agreement entered into between Iris and Meadow on October 4, 2022.

(f) “Consent” means consent, approval, ratification, permission, authorization, clearance, waiver, permit or order.

(g) “Contemplated Transactions” means the Merger, the Meadow Share Issuance and the other transactions and actions contemplated by this Agreement.

(h) “Contract” means any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, understanding, arrangement or undertaking of any nature.

(i) “Data Protection Legislation” means the UK Data Protection Act 1998, the UK Data Protection Act 2018, the GDPR, PECR and all other data protection, data security and privacy laws.

(j) “Data Subject” means the meaning as provided under Article 4 of the GDPR.

(k) “Effect” means any effect, change, event or development.

(l) “Environmental Laws” means any Law concerning or relating to pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to any harmful or deleterious substances.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Exchange Ratio” means 1.0449.

(p) “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

(q) “FDA” means the U.S. Food and Drug Administration or any successor Governmental Entity thereto.

(r) “FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the regulations promulgated thereunder.

(s) “Fraud” means, with respect to a Party, an actual and intentional misrepresentation, deceit or concealment of fact made by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in Article III or Article IV, as applicable, of this Agreement, with the intent to induce the other Party to rely on such misrepresentation, deceit or concealment of fact and act or fail to act to such other Party’s detriment, on which such other Party justifiably relies and subsequently justifiably acts or fails to act in a manner that results in actual material losses to such other Party; provided that, actual and intentional misrepresentation, deceit or concealment of fact of a Party specifically excludes any misrepresentation, deceit or concealment of fact made negligently or recklessly.

(t) “GAAP” means United States generally accepted accounting principles.

(u) “GDPR” means the EU General Data Protection Regulation 2016/679 including the UK implementation of this Regulation under section 3 of the UK European Union (Withdrawal) Act 2018.

(v) “Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, exception, exemption, approval, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (ii) right under any Contract with any Governmental Entity.

(w) “Governmental Entity” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (iv) self-regulatory organization (including FINRA and Nasdaq).

(x) “Hazardous Materials” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos and polychlorinated biphenyls.

(y) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, including related prepayment fees, final fees or other similar fees, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any debt of any other Person (other than any guarantee by a Party with respect to debt of such Party or any wholly owned Subsidiary of such Party), (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, (viii) obligations in respect of banker’s acceptances or (ix) obligations representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness will be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

(z) “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (ii) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (iii) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (iv) patents and industrial property rights; (v) other proprietary rights in intellectual property of every kind and nature; (vi) rights of privacy and publicity; and (vii) all registrations, renewals, extensions, statutory invention registrations, provisionals, utility applications, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

(aa) “Iris Affiliate” means any Person under common control with any of Iris or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

(bb) “Iris Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to Iris or any of its Subsidiaries or any controlled Iris Affiliate.

(cc) “Iris Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, stock option, stock purchase, stock ownership, restricted stock, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, medical, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, sponsored, maintained, contributed to, or required to be contributed to, by Iris or any of its Subsidiaries for the benefit of any current or former employee, director, officer, consultant or independent contractor of Iris or any of its Subsidiaries or under which Iris or any of its Subsidiaries has any actual or contingent liability (including as to the result of it being treated as a single employer under Section 414 of the Code with any other Person).

(dd) “Iris Capital Stock” means Iris Common Stock, together with Iris Preferred Stock.

(ee) “Iris Closing Price” means the volume weighted average closing trading price of a share of Iris Common Stock for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

(ff) “Iris Contract” means any Contract: (i) to which Iris or any of its Subsidiaries is a party; (ii) by which Iris or any of its Subsidiaries or any Iris IP or any other asset of Iris or its Subsidiaries is or may become bound or under which Iris or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which Iris or any of its Subsidiaries has or may acquire any right or interest.

(gg) “Iris ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Iris or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(hh) “Iris ESPP” means the Iris 2013 Employee Stock Purchase Plan, as amended.

(ii) “Iris Inducement Grant” means any option to purchase Shares or any restricted stock unit made in the form of inducement awards pursuant to NASDAQ Stock Market Rule 5635(c)(4) outside of the Iris Stock Incentive Plans and not approved by security holders of Iris.

(jj) “Iris IP” means Iris Owned IP and Iris Licensed IP.

(kk) “Iris Licensed IP” means all Intellectual Property Rights that are exclusively licensed to Iris or any of its Subsidiaries and cover the Iris Products.

(ll) “Iris Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of Iris and its Subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent the consummation of the Contemplated Transactions by Iris, excluding, in the case of clause (1), any Effect to the extent that, either alone or in combination, it results from or arises out of (i) general business or economic conditions generally affecting the industry in which Iris and its Subsidiaries operate, (ii) political conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, tsunamis, folds, mudslides, weather conditions, other natural disasters, man-made disasters, health and other emergencies, calamities, epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), disease outbreaks, other acts of God or force majeure events, (iii) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) COVID-19 Measures and Responses, (v) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (vi) any change in the stock price or trading volume of Iris Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Iris Common Stock may be taken into account in determining whether an Iris Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vii) the failure of Iris to meet internal or analysts’ expectations or projections or the results of operations of Iris (it being understood, however, that any Effect causing or contributing to the failure of Iris to meet internal or analysts’ expectations or projections or the results of operations of Iris may be taken into account in determining whether an Iris Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (viii) the announcement of this Agreement or the pendency of the Contemplated Transactions, including (A) the identity of Meadow, (B)

the loss or departure of officers or other employees of Iris or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions and (C) any other negative development (or potential negative development) in the relationships of Iris or any of its Subsidiaries with business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Iris or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions, (ix) any actions taken or failure to take action, in each case, to which Iris has provided its prior written consent; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (x) any product candidate of Iris or any of its Subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Governmental Entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate; (xi) any product or product candidate of any Person (other than Iris and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of Iris or any of its Subsidiaries; (xii) any clinical trials or studies undertaken by any Person, and any negative publicity or unfavorable media attention resulting therefrom; (xiii) any fees or expenses incurred in connection with the Contemplated Transactions, or (xiv) any Legal Proceedings made or brought by any of the current or former stockholders of Iris (on their own behalf or on behalf of Iris) against Iris, Merger Sub, Meadow or any of their directors or officers, including Legal Proceedings arising out of the Merger or in connection with any other Contemplated Transactions; except, in each case, with respect to clauses (i) through (v), to the extent disproportionately affecting Iris and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Iris and its Subsidiaries operate.

(mm) “Iris Minimum Net Cash” means (a) if the Closing occurs on or before June 30, 2023, $4,000,000.00, (b) if the Closing occurs after June 30, 2023 but on or before July 31, 2023, $3,000,000.00 and (c) if the Closing occurs after July 31, 2023 but on or before August 31, 2023, $2,000,000.00.

(nn) “Iris Option” means any option to purchase Shares (whether granted under the Iris Stock Incentive Plans or as an Iris Inducement Grant, assumed by Iris in connection with any merger, acquisition or similar transaction or otherwise issued or granted), but excluding the options granted pursuant to the Iris ESPP.

(oo) “Iris Owned IP” means all Intellectual Property Rights that are owned by Iris or any of its Subsidiaries that cover the Iris Products.

(pp) “Iris RSU” means any Iris restricted stock unit (whether granted under the Iris Stock Incentive Plans or as an Iris Inducement Grant, assumed by Iris in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(qq) “Iris Termination Fee” means $2,900,000.

(rr) “Iris Warrant” means any warrant to purchase shares of Iris Capital Stock.

(ss) “Judgment” means any judgment, order, injunction, ruling, writ award or decree of any Governmental Entity.

(tt) “Knowledge” of any Person means, in the case of Meadow, the actual knowledge of any of the Persons set forth on Section 8.12(tt) of the Meadow Disclosure Schedule after reasonable inquiry of such Person’s direct reports who would reasonably be expected to have information with respect to the subject matter thereof and, in the case of Iris, the actual knowledge of any of the Persons set forth on Section 8.12(tt) of the Iris Disclosure Schedule after reasonable inquiry of such Person’s direct reports who would reasonably be expected to have information with respect to the subject matter thereof.

(uu) “Law” means any federal, state, local, foreign or transnational law, statute, regulation, ordinance, common law, ruling, writ, award or decree of any Governmental Entity.

(vv) “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.

(ww) “Liens” means pledges, liens, charges, mortgages, deeds of trust, encumbrances and security interests of any kind or nature whatsoever.

(xx) “Meadow Affiliate” means any Person under common control with the Meadow within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

(yy) “Meadow Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to the Meadow or any of its Subsidiaries or any controlled Meadow Affiliate.

(zz) “Meadow Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, stock option, stock purchase, stock ownership, restricted stock, incentive, equity or equity-based, phantom equity, employment consulting, severance, change-of-control, retention, health, medical, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, sponsored, maintained, contributed to, or required to be contributed to, by Meadow or any of its Subsidiaries for the benefit of any current or former employee, director, officer, consultant or independent contractor of Meadow or any of its Subsidiaries or under which Meadow or any of its Subsidiaries has any actual or contingent liability (including as to the result of it being treated as a single employer under Section 414 of the Code with any other Person).

(aaa) “Meadow Closing Price” means the volume weighted average closing trading price of a share of Meadow Common Stock for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

(bbb) “Meadow Contract” means any Contract: (i) to which Meadow or any of its Subsidiaries is a party; (ii) by which Meadow or any of its Subsidiaries or any Meadow IP or any other asset of Meadow or its Subsidiaries is or may become bound or under which Meadow or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which Meadow or any of its Subsidiaries has or may acquire any right or interest.

(ccc) “Meadow ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Meadow or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(ddd) “Meadow IP” means Meadow Owned IP and Meadow Licensed IP.

(eee) “Meadow Licensed IP” means all Intellectual Property Rights that are exclusively licensed to Meadow or any of its Subsidiaries and cover the Meadow Product.

(fff) “Meadow Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of Meadow and its Subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent the consummation of the Contemplated Transactions by Meadow, excluding, in the case of Clause (1), any Effect to the extent that, either alone or in combination, it results from or arises out of (i) general business or economic conditions generally affecting the industry in which Meadow and its Subsidiaries operate, (ii) political conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, tsunamis, folds, mudslides, weather conditions, other natural disasters, man-made disasters, health and other emergencies, calamities, epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), disease outbreaks, other acts of God or force majeure events, (iii) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) COVID-19 Measures and Responses, (v) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (vi) any change in the stock price or trading volume of Meadow Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Meadow Common Stock may be taken into account in determining whether a Meadow Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vii) the failure of Meadow to meet internal or analysts’ expectations or projections or the results of operations of Meadow (it being understood, however, that any Effect causing or contributing to the failure of Meadow to meet internal or analysts’ expectations or projections or the results of operations of Meadow may be taken into account in determining whether a Meadow Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (viii) the announcement of this Agreement or the pendency of the Contemplated Transactions, including (A) the identity of Iris, (B) the loss or departure of officers or other employees of Meadow or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions and (C) any other negative development (or potential negative development) in the relationships of Meadow or any of its Subsidiaries with business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Meadow or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions, (ix) any actions taken or failure to take action, in each case, to which Meadow has provided its prior written consent; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (x) any product candidate of Meadow or any of its Subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Governmental Entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate; (xi) any product or product candidate of any Person (other than Meadow and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of Meadow or any of its Subsidiaries; (xii) any clinical trials or studies undertaken by any Person, and any negative publicity or unfavorable media attention resulting therefrom; (xiii) any fees or expenses incurred in connection with the Contemplated Transactions, or (xiv) any Legal Proceedings made or brought by any of the current or former stockholders of Meadow (on their own behalf or on behalf of Meadow) against Meadow, Merger Sub, Iris or any of their directors or officers, including Legal Proceedings arising out of the Merger or in connection with any other Contemplated Transactions; except, in each case, with respect to clauses (i) through (v), to the extent disproportionately affecting Meadow and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Meadow and its Subsidiaries operate.

(ggg) “Meadow Minimum Net Cash” means (a) if the Closing occurs on or before June 30, 2023, $80,000,000.00, (b) if the Closing occurs after June 30, 2023 but on or before July 31, 2023, $78,000,000.00 and (c) if the Closing occurs after July 31, 2023 but on or before August 31, 2023, $76,000,000.00.

(hhh) “Meadow Option” means any option to purchase Meadow Common Stock (whether granted under any Meadow Stock Plan, assumed by the Meadow in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(iii) “Meadow Owned IP” means all Intellectual Property Rights that are owned by Meadow or any of its Subsidiaries that cover the Meadow Product.

(jjj) “Meadow Termination Fee” means $4,000,000.

(kkk) “Meadow Warrants” means any warrants to purchase capital stock of Meadow including those listed on Section 4.3(a) of the Meadow Disclosure Schedule.

(lll) “Nasdaq” means the National Association of Securities Dealers Automatic Quotation System.

(mmm) “Net Cash” means with respect to each party as of the Cash Determination Time, (i) the sum of cash, cash equivalents and short term investments, minus (ii) the sum of short term liabilities, including accounts payable and accrued expenses, minus (iii) the amount of any Indebtedness, minus (iv) the amount of all fees and expenses incurred in connection with the Contemplated Transactions to the extent not paid as of the Closing, minus (v) the cash cost of any unpaid change of control payments or severance, termination or similar payments pursuant to a Contract, plan or applicable Law that are or become due to any current or former employee, director or independent contractors, or any other third party, as a result of the of the Contemplated Transactions, minus (vi) with respect to Meadow, to the extent known as of the Cash Determination Time, all unpaid third party costs net of any reimbursements (including all amounts due, whether invoiced or not, from Kyowa Kirin Co., Ltd), associated with winding down Meadow’s activities with respect to zandelisib, including research, development, marketing and commercialization costs, minus (vii) all payroll, employment or other withholding Taxes incurred in connection with any payment amounts set forth in clause (v), plus (viii) the amount of accounts receivable, plus (ix) the amount of prepaid expenses, plus (x) all third-party costs incurred for clinical research, contract manufacturing and consulting expenses related to ME-344 and voruciclib, in the case of Meadow, and eganelisib, in the case of Iris, from the date of this Agreement. Each component of Net Cash, to the extent applicable, shall be determined in a manner consistent with the manner in which such items were historically determined and in accordance with such party’s audited financial statements. For the avoidance of doubt, no non-cash liabilities (e.g., warrant liability, deferred revenue and operating lease liability) shall be included in the calculation of Net Cash and no item that may fall within more than one category described above shall be counted more than once in the calculation of Net Cash. For illustrative purposes only, a sample statement of Net Cash as of the date described therein is set forth on Schedule II.

(nnn) “Ordinary Course of Business” means, in the case of each of Iris and Meadow, such actions taken in the ordinary course of its and its Subsidiaries’ normal operations and consistent in all material respects with its and its Subsidiaries’ past practices; provided that for purposes of this definition the normal operations of Meadow shall be deemed to be such actions as are required after giving effect to the winding down of Meadow’s prior research and development activities (including the termination of ongoing contractual obligations relating to Meadow’s current products or product candidates).

(ooo) “Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

(ppp) “Permitted Liens” means any (i) Lien (A) for Taxes or governmental assessments, charges or claims of payment (1) not yet due and payable or (2) being contested in good faith in appropriate proceedings, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, (C) with respect to zoning, planning, and other limitations and restrictions, including all rights of any Governmental Entity (but not violations thereof), (D) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of Intellectual Property Rights, (E) with respect to this Agreement and Liens created by the execution and delivery of this Agreement, (F) which is disclosed on the most recent consolidated balance sheet of Iris or Meadow, as applicable, or notes thereto which has been previously provided to Meadow or Iris, as applicable, or (G) for which adequate reserves have been established and (ii) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice.

(qqq) “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(rrr) “Personal Data” means the meaning as provided under Article 4 of the GDPR.

(sss) “Personal Data Breach” means the meaning as provided under Article 4 of the GDPR.

(ttt) “Reference Date” means February 21, 2023.

(uuu) “Registered IP” means all Intellectual Property Rights that are pending, granted, or registered with, by or under the authority of any Governmental Entity, including all patents, patent applications, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

(vvv) “SEC” means the Securities and Exchange Commission.

(www) “Securities Act” means the Securities Act of 1933, as amended.

(xxx) “Subsidiary” means, with respect to any Person, another Person (i) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (B) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (ii) of which such first Person is a general partner.

(yyy) “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a Governmental Entity relating to Taxes.

(zzz) “Taxes” means all income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, Medicare, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, duties or assessments in the nature of a tax imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

(aaaa) “Transaction Expenses” means with respect to each Party, all fees and expenses incurred by such party at or prior to the Effective Time in connection with this Agreement and the Contemplated Transactions, including (i) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (ii) fees paid to the SEC in connection with filing the Registration Statement, the Joint Proxy Statement/Prospectus, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Registration Statement, including any amendments and supplements thereto; and (iv) any fees associated with delisting or de-registering the Shares and any other security issued by Iris or one of its Subsidiaries from The Nasdaq Global Market under the Exchange Act.

8.13. Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Iris or Meadow otherwise have an adequate remedy at law. The Parties acknowledge that the agreements contained in this Section 8.13 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

MEI PHARMA, INC.

By:	/s/ Daniel Gold
Name:	Daniel Gold
Title:	Chief Executive Officer

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Q. Perkins
Name:	Adelene Q. Perkins
Title:	Chief Executive Officer

MEADOW MERGER SUB, INC.

By:	/s/ David Urso
Name:	David Urso
Title:	President and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Merger

(attached)

[Exhibit A to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF MERGER

of

MEADOW MERGER SUB, INC., a Delaware corporation

with and into

INFINITY PHARMACEUTICALS, INC., a Delaware corporation

Pursuant to Section 251 of the General Corporation Law of

the State of Delaware

INFINITY PHARMACEUTICALS, INC. does hereby certify as follows:

FIRST: That the constituent corporations to the merger herein certified are Meadow Merger Sub, Inc. (“Merger Sub”), which is incorporated under the laws of the State of Delaware, and Infinity Pharmaceuticals, Inc. (the “Company”) which is incorporated under the laws of the State of Delaware.

SECOND: That an Agreement and Plan of Merger (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), made and entered into as of February 22, 2023, by and among Merger Sub, the Company, and MEI Pharma, Inc., a Delaware corporation and the parent of Merger Sub (“Meadow”), setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251(c) of the Delaware General Corporation Law (the “DGCL”) and, in the case of Merger Sub, Section 228 of the DGCL.

THIRD: That the Company shall be the surviving corporation after the Merger (the “Surviving Company”) and the name of the Surviving Company shall be “____________”.

FOURTH: That as of the effective time of the Merger, the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety so as to read as set forth on Exhibit A, and, as so amended and restated, shall constitute the Amended and Restated Certificate of Incorporation of the Surviving Company.

FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Company at the following address:

Infinity Pharmaceuticals, Inc.

Address

Attention:

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed in its corporate name as of this    day of    ,                .

INFINITY PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT B

Form of Certificate of Incorporation

(attached)

[Exhibit B to Agreement and Plan of Merger]

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INFINITY PHARMACEUTICALS, INC.

FIRST: The name of the corporation is: Infinity Pharmaceuticals, Inc. (the “Corporation”)

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporate Law (“DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100 shares of Common Stock, $0.001 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.    Election of directors need not be by written ballot.

3.    The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Amended and Restated Bylaws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment, repeal or elimination of this provision shall apply to or have any effect on its application with respect to any act or omission of a director or officer occurring before such amendment, repeal or elimination. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers to the Corporation or its stockholders, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

SEVENTH:

(a)     To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which the DGCL permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others. Any amendment, repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

(b)     The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT C

Form of Bylaws

(attached)

[Exhibit C to Agreement and Plan of Merger]

EXHIBIT C

AMENDED AND RESTATED BYLAWS

OF

INFINITY PHARMACEUTICALS, INC.

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3.7.	President; Chief Executive Officer	8
3.8.	Vice Presidents	8
3.9.	Secretary and Assistant Secretaries	8
3.10.	Treasurer and Assistant Treasurers	9
3.11.	Salaries	9
3.12.	Delegation of Authority	9

	ARTICLE IV
	CAPITAL STOCK
4.1.	Issuance of Stock	9
4.2.	Stock Certificates; Uncertificated Shares	10
4.3.	Transfers	10
4.4.	Lost, Stolen or Destroyed Certificates	11
4.5.	Record Date	11
4.6.	Regulations	11

	ARTICLE V
	GENERAL PROVISIONS
5.1.	Fiscal Year	12
5.2.	Corporate Seal	12
5.3.	Waiver of Notice	12
5.4.	Voting of Securities	12
5.5.	Evidence of Authority	12
5.6.	Certificate of Incorporation	12
5.7.	Severability	12
5.8.	Pronouns	12
5.9.	Exclusive Forum	12

	ARTICLE VI
6.1.	By the Board of Directors	13
6.2.	By the Stockholders	13

	ARTICLE VII
	INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS
7.1.	Indemnification of Directors, Officers and Others	13
7.2.	Indemnity Insurance	14

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ARTICLE I

STOCKHOLDERS

1.1.    Place of Meetings. All meetings of stockholders shall be held at such place as may be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal office of the corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2.    Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place where the meeting is to be held).

1.3.    Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, and may not be called by any other person or persons. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4.    Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.

1.5.    Voting List. The Secretary shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the meeting is to be held at a physical location (and not solely by means of remote communication), then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6.    Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Amended and Restated Bylaws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7.    Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Amended and Restated Bylaws by the chairman of the meeting or by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place, if any, of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8.    Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action without a meeting, may vote or express such consent or dissent in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote or act for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

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1.9.    Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by law, the Certificate of Incorporation or these Amended and Restated Bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

1.10.    Conduct of Meetings.

(a)    Chairman of Meeting. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen by vote of the stockholders at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)    Rules, Regulations and Procedures. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

1.11.    Action without Meeting.

(a)    Taking of Action by Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a

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meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Except as otherwise provided by the Certificate of Incorporation, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

(b)    Electronic Transmission of Consents. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 1.11(b), provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(c)    Notice of Taking of Corporate Action. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

ARTICLE II

DIRECTORS

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2.1.    General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2.    Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the corporation shall be established from time to time by the stockholders or the Board of Directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3.    Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Amended and Restated Bylaws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4.    Tenure. Each director shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.5.    Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2.2 of these Amended and Restated Bylaws shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6.    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting of the Board of Directors duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Certificate of Incorporation.

2.7.    Removal. Except as otherwise provided by the General Corporation Law of the State of Delaware, any one or more or all of the directors of the corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

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2.8.    Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors, unless and until filled by the stockholders, any vacancy or newly-created directorship on the Board of Directors, however occurring, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office, and a director chosen to fill a position resulting from a newly-created directorship shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.9.    Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.10.    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11.    Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.12.    Notice of Special Meetings. Notice of the date, place, if any, and time of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or electronic transmission, or delivering written notice by hand, to such director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.13.    Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the

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minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.15.    Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Amended and Restated Bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these Amended and Restated Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16.    Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III

OFFICERS

3.1.    Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2.    Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

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3.3.    Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4.    Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Amended and Restated Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5.    Resignation and Removal. Any officer may resign by delivering a written resignation to the corporation at its principal office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

3.6.    Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7.    President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8.    Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9.    Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are

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incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10.    Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these Amended and Restated Bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.11.    Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12.    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1.    Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the

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Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2.    Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Amended and Restated Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3.    Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these Amended and Restated Bylaws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably

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require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Amended and Restated Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Amended and Restated Bylaws.

4.4.    Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

4.5.    Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 10 days after the date of adoption of a record date for a consent without a meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders entitled to express consent to corporate action without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first consent is properly delivered to the corporation. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4.6.    Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

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5.1.    Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of July of each year and end on the last day of June in each year.

5.2.    Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3.    Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Amended and Restated Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4.    Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation.

5.5.    Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6.    Certificate of Incorporation. All references in these Amended and Restated Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7.    Severability. Any determination that any provision of these Amended and Restated Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Amended and Restated Bylaws.

5.8.    Pronouns. All pronouns used in these Amended and Restated Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9.    Exclusive Forum.

(a)    Delaware Courts. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action

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asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the Certificate of Incorporation or these Amended and Restated Bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. This Section 5.9 does not apply to claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

(b)    Claims Arising Under the Securities Act of 1933. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933.

(c)    Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 5.9.

ARTICLE VI

AMENDMENTS

6.1.    By the Board of Directors. These Amended and Restated Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board of Directors.

6.2.    By the Stockholders. These Amended and Restated Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any annual meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such special meeting.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

7.1.    Indemnification of Directors, Officers and Others.

(a)    The corporation shall, to the extent legally permissible, indemnify any person serving or who has served as a Director, officer, employee or agent of the corporation in the manner prescribed by the Certificate of Incorporation, as amended and restated from time to time, of the corporation.

(b)    Expenses, including attorneys’ fees, incurred by a Director, officer, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit

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or proceeding upon receipt of an undertaking by or on behalf of such Director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section 7.1. Such expenses (including attorneys’ fees) incurred by former Directors, officers, employees or agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(c)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.1 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.2.    Indemnity Insurance. The corporation shall, to the extent permissible, have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

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EXHIBIT D

Directors and Officers of Meadow

I.	Officers

Name	Title
David M. Urso	Chief Executive Officer
Robert Ilaria, Jr.	Chief Medical Officer
Stéphane Peluso	Chief Scientific Officer

II.	Board Designees – Iris

Name	Class
Norman Selby (Chair)	Class with term expiring at 2025 annual meeting of Meadow stockholders
Adelene Perkins	Class with term expiring at 2024 annual meeting of Meadow stockholders
Dr. Richard Gaynor	Class with term expiring at 2023 annual meeting of Meadow stockholders

III.	Board Designees – Meadow

Name	Class
Charles V. Baltic, III	Class with term expiring at 2024 annual meeting of Meadow stockholders
Dr. Thomas C. Reynolds	Class with term expiring at 2025 annual meeting of Meadow stockholders
Dr. Daniel Gold	Class with term expiring at 2023 annual meeting of Meadow stockholders
David M. Urso	Class with term expiring at 2025 annual meeting of Meadow stockholders

IV.	Board Designees – Joint

Name	Class
Sujay Kango	Class with term expiring at 2023 annual meeting of Meadow stockholders

V.	Committee Chairs

Name	Committee Chair
Adelene Perkins	Chair of Audit Committee
Dr. Thomas C. Reynolds	Chair of Compensation Committee
Charles V. Baltic, III	Chair of Nominating and Corporate Governance Committee

[Exhibit D to Agreement and Plan of Merger]

SCHEDULE I

Protocol Synopsis Schema

See attached.

[Schedule I to Agreement and Plan of Merger]

SCHEDULE II

Net Cash

See attached.

[Schedule II to Agreement and Plan of Merger]